Exhibit 10.44

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

COLLABORATION AND OPTION AGREEMENT

by and between

VERASTEM, INC.

and

GENFLEET THERAPEUTICS (SHANGHAI), INC.

dated as of August 24, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 LICENSES AND OPTION		17
2.1.	Discovery Period License Grant	17
2.2.	Option	17
2.3.	Exclusivity	19
2.4.	Sublicensing	19
2.5.	No Implied Licenses; Retained Rights	19
2.6.	Third Party Technology	19
ARTICLE 3 TECHNOLOGY TRANSFER		21
3.1.	Initial Technology Transfer	21
3.2.	Manufacturing Technology Transfer	22
3.3.	Continuing Technology Transfer	22
3.4.	Cooperation and Assistance	22
3.5.	Costs of Technology Transfer	22
ARTICLE 4 GOVERNANCE		22
4.1.	Alliance Managers	22
4.2.	Joint Steering Committee.	23
ARTICLE 5 DEVELOPMENT		27
5.1.	Selection of Additional Targets	27
5.2.	Replacement Targets	27
5.3.	Development Prior to the Option Effective Date	27
5.4.	Development Following the Option Effective Date	28
5.5.	Development Records	29
ARTICLE 6 REGULATORY		30
6.1.	Regulatory Responsibility	30
6.2.	Communications with Regulatory Authorities	30
6.3.	Ownership and Transfer of Regulatory Materials	30
6.4.	Regulatory Assistance.	31
6.5.	No Harmful Actions	31
6.6.	Right of Reference; Access to Data; HGRAC	31
6.7.	Adverse Event Reporting	32
6.8.	Remedial Actions	33
ARTICLE 7 MANUFACTURING AND SUPPLY		33

i

7.1.	Manufacturing by GenFleet	33
7.2	Manufacturing Compliance	33
7.3.	Manufacturing by Verastem	34
ARTICLE 8 COMMERCIALIZATION		34
8.1.	Responsibility for Commercialization	34
8.2.	Commercialization Diligence Obligations	34
8.3.	Commercialization Reports	34
8.4.	Diversion	35
ARTICLE 9 FINANCIALS		35
9.1.	Upfront Payment	35
9.2.	Development Costs	35
9.3.	Option Exercise Fee	35
9.4.	Milestone Payments	35
9.5.	Royalties	38
9.6.	Sublicense Fee	40
9.7.	Payment Reports	41
9.8.	Additional Payment Terms	41
ARTICLE 10 INTELLECTUAL PROPERTY		43
10.1.	Intellectual Property Ownership	43
10.2.	Prosecution and Maintenance	45
10.3.	Enforcement	47
10.4.	Defense and Settlement of Third Party Claims	48
10.5.	Settlement	49
10.6.	Product Marks	49
10.7.	Patent Marking	50
10.8.	Patent Right Term Extension	50
10.9.	Regulatory Exclusivity	50
10.10.	CREATE Act	50
ARTICLE 11 REPRESENTATIONS, WARRANTIES, AND COVENANTS		50
11.1.	Representations and Warranties Verastem	50
11.2.	Representations and Warranties of GenFleet	51
11.3.	Covenants of GenFleet	55
11.4.	Mutual Covenants	56
11.5.	NO OTHER REPRESENTATIONS OR WARRANTIES	56
ARTICLE 12 INDEMNIFICATION		57

12.1.	Indemnification by GenFleet	57
12.2.	Indemnification by Verastem	57
12.3.	Indemnification Procedures	58
12.4.	Limitation of Liability	58
12.5.	Insurance	59
ARTICLE 13 CONFIDENTIALITY		59
13.1.	Confidentiality	59
13.2.	Exceptions.	59
13.3.	Permitted Disclosure	60
13.4.	Terms of this Agreement	61
13.5.	Press Releases	62
13.6.	Use of Names	62
13.7.	Publications	62
ARTICLE 14 TERM AND TERMINATION		63
14.1.	Term	63
14.2.	Termination at Will	63
14.3.	Termination for Material Breach	63
14.4.	Termination for Insolvency	64
14.5.	Verastem’s Alternative Remedy in Lieu of Termination	64
14.6.	Effects of Expiration or Termination	64
ARTICLE 15 DISPUTE RESOLUTION		66
15.1.	Resolution by Executive Officers	66
15.2.	Arbitration	66
15.3.	Patent Right and Trademark Disputes	68
15.4.	Injunctive Relief	68
ARTICLE 16 MISCELLANEOUS		68
16.1.	Entire Agreement; Amendment	68
16.2.	Assignment	68
16.3.	Force Majeure	68
16.4.	Notices	69
16.5.	No Strict Construction; Headings	69
16.6.	Interpretation	70
16.7.	Performance by Affiliates	70
16.8.	Language; Translations	70

16.9.	Further Actions	70
16.10.	Choice of Law	70
16.11.	Severability	70
16.12.	No Waiver	71
16.13.	Independent Contractors	71
16.14.	Counterparts	71

Schedules
Schedule 1.15	Available Targets
Schedule 1.46	Discovery Development Plan
Schedule 1.69	GenFleet Patent Rights
Schedule 1.103	Option Data Package
Schedule 6.6.3	Access to Data; HGRAC
Schedule 11.2	Exceptions to Representations and Warranties of GenFleet
Schedule 11.2.13	Existing In-Licenses
Schedule 13.5.1	Form of Press Release

COLLABORATION AND OPTION AGREEMENT

This COLLABORATION AND OPTION AGREEMENT (this “Agreement”) is entered into as of August 24, 2023 (the “Effective Date”) by and between Verastem, Inc., a corporation organized and existing under the laws of Delaware, with offices at 117 Kendrick St., Suite 500, Needham, MA 02494 (“Verastem”), and GenFleet Therapeutics (Shanghai), Inc., a corporation organized and existing under the laws of China with offices at 1206 Zhangjiang Road, Suite A, Shanghai, China (“GenFleet”). Verastem and GenFleet are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Verastem is a biopharmaceutical company engaged in the Development and Commercialization of new medicines for the treatment of cancer;

WHEREAS, GenFleet is a clinical-stage biotechnology company with expertise in the Development of oncology and immunology therapies; and

WHEREAS, the Parties desire to collaborate to Develop and Commercialize Compounds and Products, and GenFleet desires to grant, and Verastem desires to obtain, an exclusive Option to acquire an exclusive license under the GenFleet Technology to Develop and Commercialize Compounds and Licensed Products in the Territory, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.	“AAA-ICDR” has the meaning set forth in Section 15.2.1 (Arbitration).
1.2.

“Accounting Standard” means, with respect to a Party or its Affiliate or Sublicensee, International Financial Reporting Standards (IFRS) or Generally Acceptable Accounting Principles (GAAP), as used by such Party, Affiliate, or Sublicensee for its financial reporting obligations, in each case, consistently applied.

1.3.

“Additional Program” means, on an Additional Target-by-Additional Target basis, the program of activities undertaken for such Additional Target. For clarity, there will be no more than two Additional Programs under this Agreement.

1.4.

“Additional Target” means a target (other than the Initial Target) that will be the subject of a Collaboration Program, which target will be selected by Verastem in accordance with Section 5.1 (Selection of Additional Targets) or Section 5.2 (Replacement Targets).

1.5.

“Affiliate” means, with respect to a Party, a Person, corporation, partnership, or other entity that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling,” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than 50% of the voting stock of such entity, or by contract or otherwise.

1.6.	“Agreement” has the meaning set forth in the Preamble.
1.7.	“Alliance Manager” has the meaning set forth in Section 4.1 (Alliance Managers)
1.8.	“Annual Development Report” has the meaning set forth in Section 5.4.4 (Development Reports).
1.9.

“Annual Net Sales” means the total Net Sales of Licensed Products by Verastem and its Affiliates in the Territory in a particular Calendar Year, calculated in accordance with the Accounting Standards of Verastem or its Affiliate (as applicable).

1.10.	“Assigned Technology” has the meaning set forth in Section 10.1.7 (Covenants in Support of Assignment).
1.11.	“Assigning Party” has the meaning set forth in Section 10.1.7 (Covenants in Support of Assignment).
1.12.	“Audited Party” has the meaning set forth in Section 9.9.2 (Audit Rights).
1.13.	“Auditing Party” has the meaning set forth in Section 9.9.2 (Audit Rights).
1.14.	“Auditor” has the meaning set forth in Section 9.9.2 (Audit Rights).
1.15.

“Available Targets” means the list of targets set forth on Schedule 1.15 (Available Targets) hereto, which targets have not, as of the Effective Date, been licensed, partnered, or otherwise committed by GenFleet to a Third Party in the Field in the Territory.

1.16.	“Bankruptcy Code” means Section 365(n) of Title 11 of the United States Code (as amended or any replacement thereof).
1.17.	“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts, and Shanghai, China are required by applicable law to remain closed.
1.18.	“Buying Party” has the meaning set forth on Section 1.100 (Definition of Net Sales).
1.19.	“Calendar Year” means a period of 12 consecutive months beginning on January 1 and ending on December 31.
1.20.	“Chairperson” has the meaning set forth in Section 4.2.1 (Formation; Composition).
1.21.

“Change of Control” means, with respect to a Party, from and after the Effective Date: (a) a merger or consolidation in which (i) such Party is a constituent party or (ii) an Affiliate of such Party that directly or indirectly controls such Party is a constituent party, except in the case of either clause (i) or (ii), any such merger or consolidation involving such Party or such Affiliate in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) a parent corporation of such surviving or resulting corporation, whether direct or indirect; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or an Affiliate of such Party of all or substantially all of the assets of such Party or such Affiliate taken as a whole and whether owned directly or indirectly through Affiliates (except where such sale, lease, transfer, exclusive license or other disposition is to an Affiliate of such Party existing prior to such time); or (c) any “person” or “group”, as such terms are defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, in a single transaction or series of related transactions, becomes the beneficial owner as defined under the U.S. Securities Exchange Act of 1934, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 50% or more by voting power of the then-outstanding capital stock or other equity interests of such Party or a subsidiary of such Party.

1.22.

“Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under applicable law outside the United States. Without limiting the foregoing, “Clinical Trial” includes any Phase 1 Clinical Trial, Phase 1/2 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, and Phase 4 Clinical Trial.

1.23.	“CMO” means a contract manufacturing organization.
1.24.

“Collaboration Compounds” means, with respect to a Collaboration Program and the applicable Collaboration Target, (a) all compounds that are directed to such Collaboration Target that are Developed by or on behalf of the Parties (either solely or jointly) under this Agreement, and (b) any fragments, variants, modifications, or derivatives of the foregoing (a).

1.25.

“Collaboration Know-How” means any Know-How that is first generated, conceived, created, invented, or otherwise made during the Term by or on behalf of either or both Parties or their respective Affiliates in the performance of activities under this Agreement.

1.26.	“Collaboration Patent Rights” means any Patent Rights that Cover any Collaboration Know-How.
1.27.

“Collaboration Product” means any product that includes a Collaboration Compound, alone or in combination with one or more other active ingredients in any and all (current and future) forms, formulations, dosages, strengths, and delivery modes. For clarity, a Collaboration Product that contains the same Collaboration Compound, but is in a different form, formulation, dosage, strength, presentation, or delivery mode shall be considered the same Collaboration Product.

1.28.	“Collaboration Programs” means (a) the Initial Program, (b) the first Additional Program, and (c) the second Additional Program (each individually, a “Collaboration Program”).
1.29.	“Collaboration Targets” means (a) the Initial Target, (b) the first Additional Target, and (c) the second Additional Target (each individually, a “Collaboration Target”).
1.30.

“Combination Product” means a product (a) containing a Compound and one or more Other Components, or (b) that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, in each case ((a) or (b)), whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price.

1.31.

“Commercialization” means, with respect to a pharmaceutical or biologic product (whether in monotherapy or as part of a Combination Product), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Pricing and Reimbursement Approval, offering for sale, or sale of such pharmaceutical or biologic product, and interacting with Regulatory Authorities regarding the foregoing. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.32.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Verastem with respect to the Development or Commercialization of Licensed Compounds and Licensed Products, those efforts consistent with the efforts and resources normally used by Verastem in the exercise of its reasonable business discretion for a similar product of similar market potential at a similar stage of development or commercialization, and taking into account all relevant factors including technical, legal, intellectual property, competition, scientific and medical factors, intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, supply chain, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), payments due to GenFleet under this Agreement, alternative products in the marketplace or in development, based on conditions then prevailing. Commercially Reasonable Efforts will be determined on a country-by-country basis, and it is anticipated that the level of effort will change over time, reflecting changes in the stage of development of the Licensed Compounds and Licensed Products.

1.33.

“Competing Product” means any therapeutic or other product (other than a Product) that includes a molecule or compound (other than a Collaboration Compound or Licensed Compound) that is primarily directed to a Collaboration Target.

1.34.	“Compound” means, as applicable, a Collaboration Compound or Licensed Compound.
1.35.	“Confidential Information” has the meaning set forth in Section 13.1 (Confidentiality).
1.36.	“Continuing Technology Transfer” has the meaning set forth in Section 3.3 (Continuing Technology Transfer).
1.37.

“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Right, Regulatory Approval, Regulatory Material, intangible Know-How, or other intellectual property right on the terms set forth herein, in each case ((i) and (ii)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense; and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of Patent Rights that claim such product or proprietary Know-How that is used in connection with the Exploitation of such product.

1.38.

“Cover” means, with respect to any particular subject matter at issue and any relevant Patent Right or individual claim in such Patent Right, as applicable, that the Manufacture, use, sale, offer for sale, importation, or other Exploitation of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.39.	“Cure Period” has the meaning set forth in Section 14.3.1 (Termination Right).
1.40.	“Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).
1.41.

“Development” means, with respect to any Compound or Product, any and all development or regulatory activities that relate to obtaining, maintaining or expanding Regulatory Approval (other than Pricing and Reimbursement Approval) of such Compound or Product, including any and all activities related to the research, discovery, profiling, characterization, pre-clinical development, or nonclinical studies of such Compound or Product, clinical drug development activities conducted before or after obtaining Regulatory

Approval (other than Pricing and Reimbursement Approval) for such Compound or Product that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval (other than Pricing and Reimbursement Approval) of such Compound or Product, together with all activities related to pharmacokinetic profiling, design and conduct of Clinical Trials (including Phase 4 Clinical Trials and Clinical Trials pertaining to additional presentations for a Compound or Product, and statistical analysis and report writing) of such Compound or Product, pharmacovigilance activities, adverse event reporting, and regulatory affairs, statistical analysis, report writing, and the creation and submission of Regulatory Materials related to the foregoing (including the services of outside advisors and consultants in connection therewith); but excluding, in each case, any activities directed to Commercialization or Manufacturing. “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.42.	“Development and Commercialization Milestone Event” has the meaning set forth in Section 9.4.2(a) (Development and Commercialization Milestone Payments).
1.43.	“Development and Commercialization Milestone Payment” has the meaning set forth in Section 9.4.2(a) (Development and Commercialization Milestone Payments).
1.44.	“Diligence Milestone” has the meaning set forth in Section 5.4.3(b) (Diligence Milestones).
1.45.	“Diligence Milestone Event 1” has the meaning set forth in Section 5.4.3(b) (Diligence Milestones).
1.46.

“Discovery Development Plan” means, with respect to (a) the Initial Program, a synopsis of the initial planned IND-enabling study and optimization process, together with a protocol synopsis for the planned Phase 1 Clinical Trial of the Licensed Product in KRASG12D mutant advanced cancer patients, and (b) each Additional Program, a high-level timeline for the initial Development activities for such Additional Program, in each case ((a) and (b)), in the form of Schedule 1.46 (Discovery Development Plan) attached hereto, as amended from time to time.

1.47.	“Discovery Period” means the period commencing on the Effective Date and ending upon the earliest of:

(a)the third anniversary of the Effective Date; provided that Verastem may extend such period for additional consecutive one-year periods by providing GenFleet with written notice no later than 30 days prior to such expiration date; or (b) the termination or expiration of the last Option Exercise Period for the last Collaboration Program.

1.48.	“Effective Date” has the meaning set forth in the Preamble.
1.49.	“EMA” has the meaning set forth in Section 1.130 (Definition of Regulatory Authority).
1.50.

“European Union” or “EU” means the economic, scientific, and political organization of member states of known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.51.	“Executive Officer” means (a) in the case of Verastem, the Chief Executive Officer of Verastem, and (b) in the case of GenFleet, the Chairman of GenFleet.
1.52.	“Existing Regulatory Materials” has the meaning set forth in Section 6.3.1 (Existing Regulatory Materials).
1.53.	“Expert” has the meaning set forth in Section 15.2.3 (Arbitration).

1.54.	“Exploit” and “Exploitation” means to make, have made, use, sell, offer for sale, distribute, import, export, and otherwise exploit.
1.55.	“FCPA” means the United States Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.).
1.56.	“FDA” has the meaning set forth in Section 1.130 (Definition of Regulatory Authority).
1.57.	“Field” means any and all uses.
1.58.

“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by Verastem or its Affiliates to an end user or prescriber for use, consumption, or resale of such Licensed Product in such country after Regulatory Approval (including separate Pricing and Reimbursement Approval, where required) has been obtained for such Licensed Product in such country; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to any of Verastem’s Affiliates, unless such Affiliate is the last Person in the distribution chain of the Licensed Product; (b) any use by or on behalf of Verastem or its Affiliates of such Licensed Product in Clinical Trials or non-clinical Development activities; or (c) any disposal or transfer of such Licensed Product for a bona fide charitable purpose, as bona fide samples, as donations, for any expanded or early access program, for any compassionate sales or use program (including as part of a named patient program or single patient program), for any indigent program, or for any similar purpose in accordance with applicable law.

1.59.

“FTE” means a qualified full-time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [***] working hours per Calendar Year of scientific or technical work carried out by one or more duly qualified employees of GenFleet. For clarity, overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.60.

“GCP” means all applicable then-current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of Clinical Trials as are promulgated by applicable Regulatory Authorities in the relevant country that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects, including, as applicable: (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), as may be amended and applicable from time to time; (b) as set forth in the Declaration of Helsinki (2004), as last amended at the 52nd World Medical Association in October 2000, as may be amended and applicable from time to time; (c) as set forth in the U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended and applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory or Retained Territory, as applicable, as may be amended and applicable from time to time, to the extent such standards are not less stringent than United States GCP.

1.61.

“Generic Product” means, with respect to a Product, any product that is approved, or is sought to be approved in a country or other regulatory jurisdiction in the Territory or Retained Territory (as applicable), in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority in such country or regulatory jurisdiction, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (b) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (c) in any other country or other regulatory jurisdiction in the Territory or Retained Territory (as applicable) pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to any of the foregoing.

1.62.	“GenFleet” has the meaning set forth in the Preamble.
1.63.

“GenFleet Collaboration Know-How” means any Collaboration Know-How that is first generated, conceived, discovered, created, invented, or otherwise made during the Term solely by or on behalf of GenFleet or its Affiliates in the performance of activities under this Agreement.

1.64.	“GenFleet Collaboration Patent Rights” means any Collaboration Patent Right that Covers GenFleet Collaboration Know-How.
1.65.	“GenFleet Collaboration Technology” means GenFleet Collaboration Know-How and GenFleet Collaboration Patent Rights.
1.66.	“GenFleet Indemnitee” has the meaning set forth in Section 12.2 (Indemnification by Verastem).
1.67.

“GenFleet Know-How” means any Know-How (including GenFleet Collaboration Know-How and GenFleet’s interest in any Joint Collaboration Know-How) Controlled by GenFleet or any of its Affiliates as of the Effective Date or during the Term that is necessary or useful to Exploit any Compound or Product in the Field in the Territory.

1.68.	“GenFleet Manufacturing Technology” has the meaning set forth in Section 3.2 (Manufacturing Technology Transfer).
1.69.

“GenFleet Patent Rights” means any Patent Right Controlled by GenFleet or any of its Affiliates as of the Effective Date or during the Term that (a) Covers any GenFleet Know-How, or (b) is otherwise necessary or useful to Exploit any Compound or Product in the Field in the Territory. All GenFleet Patent Rights existing as of the Effective Date are listed on Schedule 1.69 (GenFleet Patent Rights).

1.70.	“GenFleet Technology” means GenFleet Know-How, GenFleet Patent Rights, and GenFleet’s interest in any Joint Collaboration Technology.
1.71.	“Global Brand Elements” has the meaning set forth in Section 10.6.1 (Global Brand Elements).
1.72.

“GLP” means all applicable then-current good laboratory practice standards as are promulgated by applicable Regulatory Authorities in the relevant country, including: (a) in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, as may be amended and applicable from time to time; and (b) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities outside the United States, as may be amended and applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GLP.

1.73.

“GMP” means all applicable then-current good manufacturing practice standards as are promulgated by applicable Regulatory Authorities in the relevant country, including, as applicable, as promulgated under and in accordance with: (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, as may be amended and applicable from time to time; (b) European Directive 2003/94/EC and Eudralex 4, as may be amended and applicable from time to time; (c) the principles detailed in the International Conference on Harmonization’s Q7 Guideline, as may be amended and applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory or Retained Territory, as applicable, as may be amended and applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GMP.

1.74.	“HGRAC” means the Human Genetic Resources Administration of China, and any successor entity thereto.
1.75.

“HGRAC Approval” means any and all necessary record filings with, notification to, and approvals, licenses or permits issued by, HGRAC or any other governmental authority in the People’s Republic of China required for any activities involving the collection, retention, use and outbound transfer of biological materials from human subjects enrolled in Clinical Trials in China and data sharing (including without limitation, Clinical Trial data) under this Agreement. For clarity, “HGRAC Approval” includes any required filings with HGRAC, regardless of whether an approval is required to be issued by HGRAC.

1.76.	“ICDR” has the meaning set forth in Section 15.2.2 (Arbitration).
1.77.

“IND” means: (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended and applicable regulations promulgated thereunder by the FDA; or (b) the equivalent application to the equivalent Regulatory Authority in any other country or regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical or biologic product in humans in such country or regulatory jurisdiction.

1.78.	“Indemnified Party” has the meaning set forth in Section 12.3 (Indemnification Procedures).
1.79.	“Indemnifying Party” has the meaning set forth in Section 12.3 (Indemnification Procedures).
1.80.

“Indication” means a specific disease or medical condition in humans that is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a variant or subdivision or subset of a claim) in the labeling of a Licensed Product based on the results of one or more separate Phase 2 or Phase 3 Clinical Trials sufficient to support Regulatory Approval of such claim. For clarity, the following will be part of the same Indication: (a) different lines of therapy (e.g., first line and second line treatments, etc.); (b) different stages of the same disease; (c) biomarker status with respect to a disease; (d) variants, subdivisions, or subclassifications of a disease, or medical condition; (e) treatment, modulation, and prophylaxis of a disease or medical condition; or (f) treatment as monotherapy and treatment in combination with another product.

1.81.	“Infringement” has the meaning set forth in Section 10.3.1 (Notification of Infringement).
1.82.	“Initial Program” means the Collaboration Program for the Initial Target.
1.83.	“Initial Target” means KRAS G12D.
1.84.	“Initial Technology Transfer” has the meaning set forth in Section 3.1 (Initial Technology Transfer).
1.85.	“Initiation” or “Initiate” means, with respect to any Clinical Trial, first dosing of the fifth human subject in such Clinical Trial.
1.86.	“In-License” has the meaning set forth in Section 11.3.2 (In-Licenses).
1.87.	“Insolvency Event” has the meaning set forth in Section 14.4 (Termination for Insolvency).

1.88.

“Joint Collaboration Know-How” means any Collaboration Know-How that is first generated, conceived, discovered, created, invented, or otherwise made during the Term jointly by or on behalf of GenFleet or its Affiliates, on the one hand, and by or on behalf of Verastem or its Affiliates, on the other hand, in the performance of activities under this Agreement.

1.89.	“Joint Collaboration Patent Rights” means any Patent Right that Covers Joint Collaboration Know-How.
1.90.	“Joint Collaboration Technology” means Joint Collaboration Know-How and Joint Collaboration Patent Rights.
1.91.	“Joint Publication Strategy” has the meaning set forth in Section 13.7 (Publications).
1.92.	“Joint Steering Committee” and “JSC” have the meaning set forth in Section 4.2.1 (Formation; Composition).
1.93.

“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries (including Regulatory Materials), technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, safety materials, studies and procedures, and any other know-how, and any physical embodiments of any of the foregoing.

1.94.	“Licensed Compound” means any Collaboration Compound under a Collaboration Program for which Verastem has exercised an Option in accordance with Section 2.2.3 (Option Exercise).
1.95.

“Licensed Product” means any (a) Collaboration Product under a Collaboration Program for which Verastem has exercised the applicable Option in accordance with Section 2.2.3 (Option Exercise) or (b) any pharmaceutical or biological product that includes a Licensed Compound, alone or in combination with one or more other active ingredients in any and all (current and future) forms, formulations, dosages, strengths, and delivery modes. For clarity, a Licensed Product that contains the same Licensed Compound, but is in a different form, formulation, dosage, strength, presentation, or delivery mode shall be considered the same Licensed Product.

1.96.	“Licensed Program” means any Collaboration Program for which Verastem has exercised the applicable Option in accordance with Section 2.2.3 (Option Exercise).
1.97.

“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical, and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing, and release.

1.98.	“Manufacturing Technology Transfer” has the meaning set forth in Section 3.2 (Manufacturing Technology Transfer).
1.99.	“NDA” means a new drug application that is submitted to the FDA for marketing approval for a Product, pursuant to 21 C.F.R. § 314.3.

1.100.

“Net Sales” means, with respect to a Licensed Product, the aggregate gross sales of such Licensed Product sold by Verastem or any of its Affiliates or Sublicensees (each, a “Selling Party”) to a Third Party (including distributors, resellers, wholesalers, hospitals, and end users) (each, a “Buying Party”) in the Territory, less the following deductions, in each case, to the extent actually allowed and taken by any such Buying Party and not otherwise recovered by or reimbursed to the applicable Selling Party, all determined from the books and records of Selling Party maintained in accordance with the applicable Accounting Standard of the applicable Selling Party:

(a)	reasonable and customary discounts, including trade, quantity, or cash discounts and rebates, and patient discount programs;
(b)

rebates, reimbursements, fees, clawbacks, discounts, allowances, chargebacks, and retroactive price reductions, including those granted to wholesalers, buying groups, retailers, managed health care organizations, governmental agencies, reimbursers, and trade customers;

(c)

any amount paid or credited by reasons of defects, rejections, recalls, outdating, or returns, such as unrecoverable damaged goods or rejections and including Licensed Product returned in connection with recalls or withdrawals;

(d)

transportation, freight, postage charges, and other charges, such as insurance, relating thereto, in each case paid or incurred by Selling Party and any other governmental charges or taxes imposed with respect to the sale, transportation, delivery, use, exportation, or importation of such Licensed Product;

(e)

taxes, duties, tariffs, excises, or other governmental charges or levies charged or imposed with respect to the import, export, production, sale, transportation, delivery, or use of goods (other than income taxes);

(f)

amounts written off by reason of uncollectible debt if and when actually written off or allowed in accordance with the Selling Party’s accounting policies, as consistently applied; provided that such amounts will be added back to Net Sales if and when collected; and

(g)

other specifically identifiable amounts that have been credited against or deducted from gross sales of such Licensed Product to the extent such amounts are customary deductions permitted under the applicable Accounting Standard from net sales calculations for reasons substantially equivalent to those listed above.

Net Sales will be calculated only once for the first bona fide arm’s length sale of the Licensed Product to a Third Party that is not a Selling Party.

Net Sales excludes: (i) transfers of Licensed Product to Third Parties for bona fide charitable purposes, as bona fide samples, as donations, for the performance of Clinical Trials or non-clinical Development activities, for any expanded or early access program, for any compassionate sales or use program (including named patient program or single patient program), for any indigent program, or for any similar purpose in accordance with applicable law; and (ii) transfers or sales by Sublicensees.

In the case of any Combination Product sold in a given country and reporting period, Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product in

such country will be calculated by [***].

1.101.	“New License Agreement” has the meaning set forth in Section 14.6.2 (Sublicense Survival).
1.102.	“Option” has the meaning set forth in Section 2.2.1 (Option Grant to Verastem).
1.103.	“Option Data Package” means [***]
1.104.	“Option Effective Date” has the meaning set forth in Section 2.2.3 (Option Exercise).
1.105.	“Option Exercise Fee” has the meaning set forth in Section 9.2 (Option Exercise Fee).
1.106.	“Option Exercise Notice” has the meaning set forth in Section 2.2.3 (Option Exercise).

1.107.

“Option Exercise Period” means, with regard to a Collaboration Program, the period commencing on the Effective Date and ending [***] days after GenFleet provides Verastem with the Option Data Package for such Collaboration Program pursuant to Section 2.2.2 (Option Data Package); provided that such period may be extended pursuant to Section 2.2.2(b) (Incomplete Option Data Packages and Right to Ask Questions).

1.108.

“Other Component” means any (a) therapeutically active ingredient that is not a Compound (including any product of Verastem, other than a Product), (b) delivery device or component therefor, (c) companion diagnostic, or (d) other product, process, or service that is sold with a Compound for a fixed price.

1.109.	“Owning Party” has the meaning set forth in Section 10.1.7 (Covenants in Support of Assignment).
1.110.	“Party” and “Parties” have the meaning set forth in the Preamble.
1.111.

“Patent Right” means: (a) any national, regional, or international patent or patent application, including any provisional patent application; (b) any patent application filed either from such a patent, patent application, or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent, and certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.112.	“Payment Report” has the meaning set forth in Section 9.7 (Payment Reports).
1.113.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed in this definition.

1.114.	“Pharmacovigilance Agreement” has the meaning set forth in Section 6.7.1 (Adverse Event Reporting).
1.115.

“Phase 1 Clinical Trial” means a Clinical Trial of a product, the principal purpose of which is a determination of initial tolerance or safety of such product in healthy volunteers or the target patient population, as described in 21 CFR 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States. For purposes of this Agreement, “Phase 1 Clinical Trial” will exclude in all cases any Phase 1/2 Clinical Trial.

1.116.

“Phase 1/2 Clinical Trial” means a Clinical Trial of a product that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol, where the Phase 1 Clinical Trial portion is performed first to establish initial tolerance or safety of such product, and the Phase 2 Clinical Trial portion is performed second to further evaluate safety and/or efficacy of such product.

1.117.

“Phase 2 Clinical Trial” means a Clinical Trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar Clinical Trial prescribed by the Regulatory Authority in a country other than the United States. For purposes of this Agreement, “Phase 2 Clinical Trial” will exclude in all cases any Phase 1/2 Clinical Trial.

1.118.

“Phase 3 Clinical Trial” means a Clinical Trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar Clinical Trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such Clinical Trial to satisfy the requirements of a pivotal efficacy and safety Clinical Trial.

1.119.

“Phase 4 Clinical Trial” means a Clinical Trial for a product in a particular Indication that is commenced after receipt of the initial Regulatory Approval for such Indication in the country for which such Clinical Trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the product for such Indication (and which may include investigator-sponsored Clinical Trials) in such country, including a Clinical Trial conducted due to the request or requirement of a Regulatory Authority in such country or as a condition of a previously granted Regulatory Approval in such country.

1.120.	“PMDA” has the meaning set forth in Section 1.130 (Definition of Regulatory Authority).
1.121.	“Pre-Option Development Milestone Event” has the meaning set forth in Section 9.4.1(a) (Pre-Option Development Milestone Payments).
1.122.	“Pre-Option Development Milestone Payment” has the meaning set forth in Section 9.4.1(a) (Pre-Option Development Milestone Payments).
1.123.

“Pricing and Reimbursement Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Regulatory Authorities for a pharmaceutical or biological product, in each case, in a country where Regulatory Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.124.	“Product” means, as applicable, a Collaboration Product or Licensed Product.
1.125.	“Product Mark” has the meaning set forth in Section 10.6.2 (Selection of Product Marks in the Territory).
1.126.

“Public Official or Entity” means: (a) any officer, employee (including physician, hospital administrator, or other healthcare professional), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or public international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (b) any candidate for political office, any political party, or any official of any political party; or

(c) any other person acting in an official capacity for or on behalf of any of the foregoing.

1.127.	“Quality Agreement” has the meaning set forth in Section 7.1.2 (Supply Agreement).
1.128.	“R&D FTE Fee” has the meaning set forth in Section 9.2 (Development Costs).
1.129.

“Regulatory Approval” means all approvals, licenses, and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product for a particular Indication in a country (including separate Pricing and Reimbursement Approvals where applicable for the Commercialization of any product in such country), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication. Regulatory Approvals include HGRAC Approvals and approvals by Regulatory Authorities of INDs and NDAs.

1.130.

“Regulatory Authority” means any national or supranational governmental authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European

Medicines Agency (and any successor entity thereto) (the “EMA”) in the European Union, the Pharmaceutical and Medical Device Agency in Japan (and any successor entity thereto) (the “PMDA”), or any health regulatory authority in any country that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development, manufacture, commercialization or other exploitation of, and the granting of Regulatory Approval (including Pricing and Reimbursement Approval where applicable for the Commercialization of any product in such country) for a pharmaceutical or biological product in such country.

1.131.

“Regulatory Exclusivity” means, with respect to a Licensed Product, any rights or protections which are recognized, afforded or granted by the FDA or any other Regulatory Authority in any country in the Territory, in association with the Regulatory Approval of the Licensed Product, providing the Licensed Product: (a) a period of marketing exclusivity, during which a Regulatory Authority recognizing, affording or granting such marketing exclusivity will refrain from either reviewing or approving a NDA or similar regulatory submission, submitted by a Third Party seeking to market a Generic Product of such Licensed Product; or (b) a period of data exclusivity, during which a Third Party seeking to market a Generic Product of such Licensed Product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, the Licensed Product’s clinical dossier, or relying on previous Regulatory Authority findings of safety or effectiveness with respect to such Licensed Product to support the submission, review, or approval of an NDA or similar regulatory submission before the applicable Regulatory Authority.

1.132.

“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, Commercialize, or otherwise Exploit a Licensed Product in a particular Indication and country or regulatory jurisdiction. Regulatory Materials include INDs and NDAs (as applications, but not the approvals with respect thereto).

1.133.	“Remedial Action” has the meaning set forth in Section 6.8 (Remedial Actions).
1.134.	“Replacement Target Notice” has the meaning set forth in Section 5.2 (Replacement Targets).
1.135.	“Retained Territory” means the People’s Republic of China, Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan Region.
1.136.

“Retained Territory Development Plan” means a mutually agreed upon written development plan for a Licensed Program detailing, at a high level, GenFleet’s Development activities for each Licensed Compound and Licensed Product in the Retained Territory, as amended from time to time.

1.137.

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time that commences upon the First Commercial Sale of such Licensed Product in such country in the Territory and ends upon the latest of: (a) the expiration of the last GenFleet Patent Right containing a Valid Claim Covering such Licensed Product in such country in the Territory that would be infringed by the sale of such Licensed Product in such country in the Territory; (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country in the Territory; or (c) 10 years after the First Commercial Sale of such Licensed Product in such country in the Territory.

1.138.	“Sales Milestone Event” has the meaning set forth in Section 9.4.3(a) (Sales Milestone Payments).
1.139.	“Sales Milestone Payment” has the meaning set forth in Section 9.4.3(a) (Sales Milestone Payments).
1.140.	“Securities Regulator” has the meaning set forth in Section 13.3.1 (Permitted Disclosure).

1.141.

“Segregate” means, with respect to a Competing Product, to segregate the research, Development, Manufacture and Commercialization strategy, decisions and activities relating to such Competing Product from the research, Development, Manufacture or Commercialization strategy, decisions and activities with respect to the Licensed Compounds and Licensed Products, including ensuring that: (a) no personnel involved in overseeing, directing or performing the research, Development, Manufacture, Commercialization or other Exploitation, as applicable, of such Competing Product have access to non- public plans or non-public information or data relating to the research, Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products or any other relevant Confidential Information of either Party; (b) no personnel involved in overseeing, directing or performing the research, Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds and Licensed Products have access to non-public plans or information relating to the research, Development, Manufacture, Commercialization or other Exploitation of such Competing Product; and (c) sufficient technical and administrative safeguards are instituted to ensure the requirement set forth in the foregoing clauses (a) and (b) are met, including by creating “firewalls” between the personnel teams charged with working on any such Competing Products and any personnel teams charged with working on Licensed Compounds or Licensed Products; provided that, in each case ((a)-(c)), personnel at the level of (or comparable to) vice-president and above may review and evaluate plans and information regarding the research, Development, Manufacture, Commercialization or other Exploitation of such Competing Product solely in connection with monitoring the progress of products, including portfolio decision-making among product opportunities.

1.142.

“Selection Period” means the period commencing on the Effective Date and ending upon the earlier of (a) [***] months following the Effective Date, or (b) if earlier, the date on which Verastem selects the second Additional Target.

1.143.	“Selling Party” has the meaning set forth on Section 1.100 (Definition of Net Sales).
1.144.	“Subcommittee” has the meaning set forth in Section 4.2.3 (Subcommittees).
1.145.

“Sublicensee” means, as the context indicates, any Third Party granted a sublicense by (a) Verastem under the rights licensed to Verastem under Section 2.2.4(b) (License Grant to Verastem) or Section 2.2.1 (Option Grant to Verastem), or (b) GenFleet under the rights licensed to GenFleet under Section 2.2.4(c) (License Grant to GenFleet).

1.146.	“Sublicense Fee” has the meaning set forth in Section 9.6.1 (Payment of Sublicense Fee).
1.147.	“Supply Agreement” has the meaning set forth in Section 7.1.2 (Supply Agreement).
1.148.	“Term” has the meaning set forth in Section 14.1 (Term).
1.149.

“Terminated Country” means: (a) in the case of the expiration or termination of this Agreement with respect to one or more countries in the Territory pursuant to Article 14 (Term and Termination), all such countries; (b) in the case of termination or expiration of this Agreement with respect to one or more Licensed Products pursuant to Article 14 (Term and Termination), all countries in the Territory with respect to such Licensed Product; or (c) in the case of termination or expiration of this Agreement in its entirety pursuant to Article 14 (Term and Termination), all countries in the Territory.

1.150.

“Terminated Product” means: (a) in the case of the expiration or termination of this Agreement with respect to one or more Licensed Products pursuant to Article 14 (Term and Termination), all such Licensed Products; (b) in the case of termination or expiration of this Agreement with respect to one or more countries in the Territory pursuant to Article 14 (Term and Termination), all Licensed Products with respect to such countries; or (c) in the case of expiration or termination of this Agreement in its entirety pursuant to Article 14 (Term and Termination), all Licensed Products.

1.151.	“Territory” means all countries and territories throughout the world, except for the Retained Territory.
1.152.

“Territory Development Plan” means a mutually agreed upon written development plan for a Licensed Program detailing, at a high level, Verastem’s Development activities for each Licensed Compound and Licensed Product in the Territory, as amended from time to time.

1.153.	“Territory-Specific Payments” has the meaning set forth in Section 2.6.2 (Prior to Option Exercise).
1.154.	“Third Party” means any entity other than GenFleet or Verastem or their respective Affiliates.
1.155.	“Third Party Claim” means any suit, claim, action, proceeding, or demand brought by a Third Party.
1.156.	“Third Party Technology” has the meaning set forth in Section 2.6.1 (Identification of Third Party Technology).
1.157.

“Trademark” means any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol, or domain name, or any word, name, symbol, color, designation or device, or any combination thereof that functions as a source identifier, whether or not registered, and any registrations thereof or any pending applications relating thereto.

1.158.	“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.159.	“Upfront Payment” has the meaning set forth in Section 9.1 (Upfront Payment).
1.160.	“Valid Claim” means [***].
1.161.	“VAT” has the meaning set forth in Section 9.10.4 (VAT).
1.162.	“Verastem” has the meaning set forth in the Preamble.
1.163.

“Verastem Collaboration Know-How” means any Collaboration Know-How that is first generated, conceived, discovered, created, invented, or otherwise made during the Term solely by or on behalf of Verastem or its Affiliates in the performance of activities under this Agreement.

1.164.	“Verastem Collaboration Patent Rights” means any Collaboration Patent Rights that Cover Verastem Collaboration Know-How.
1.165.	“Verastem Collaboration Technology” means Verastem Collaboration Know-How and Verastem Collaboration Patent Rights.
1.166.	“Verastem Indemnitee” has the meaning set forth in Section 12.1 (Indemnification by GenFleet).
1.167.

“Verastem Product Know-How” means any Know-How (including Verastem Collaboration Know-How and Verastem’s interest in any Joint Collaboration Know-How) (a) Controlled by Verastem as of the Effective Date or during the Term, and (b) actually used by Verastem or its Affiliates or Sublicensees in the Exploitation of the Licensed Products in the Field in the Territory.

1.168.	“Verastem Product Patent Rights” means any Patent Right Controlled by Verastem as of the Effective Date or during the Term that Covers any Verastem Product Know-How.
1.169.	“Verastem Product Technology” means Verastem Product Know-How and Verastem Product Patent Rights.

ARTICLE 2

LICENSES AND OPTION

2.1.

Discovery Period License Grant. Subject to the terms and conditions of this Agreement, on a Collaboration Program-by-Collaboration Program basis, GenFleet (on behalf of itself and its Affiliates) hereby grants and agrees to grant to Verastem and its Affiliates during the applicable Option Exercise Period, an exclusive as to the Territory, non-sublicensable, transferable (in accordance with Section 16.2 (Assignment)), royalty-free license, under the GenFleet Technology solely to evaluate the reports and Option Data Packages delivered to Verastem hereunder and to evaluate whether to exercise the applicable Option for such Collaboration Program.

2.2.	Option.
2.2.1.

Option Grant to Verastem. On a Collaboration Program-by-Collaboration Program basis, GenFleet hereby grants to Verastem during the applicable Option Exercise Period an exclusive (including with respect to GenFleet and its Affiliates) option, with the right to sublicense through multiple tiers (in accordance with Section 2.3 (Sublicensing)), to obtain the exclusive license set forth in Section 2.2.4(b) (License Grant to Verastem) (each, an “Option”). For clarity, Verastem shall have three Options in total (i.e., one Option for each Collaboration Program).

2.2.2.	Option Data Package.
(a)	Delivery of Option Data Package. GenFleet will provide Verastem with an Option Data Package for each Collaboration Program by [***].
(b)

Incomplete Option Data Packages and Right to Ask Questions. Following Verastem’s receipt of an Option Data Package, Verastem will have [***] days to notify GenFleet if such Option Data Package is missing any information that Verastem reasonably requires in order to evaluate whether to exercise its Option for the applicable Collaboration Program, which notice will describe the information that Verastem believes is missing from such Option Data Package. If and to the extent in GenFleet’s Control, GenFleet will provide Verastem with the missing information identified in such notice no later than [***] Business Days after the date of Verastem’s request thereof (or such longer period as the Parties may mutually agree) and in such case, the Option Exercise Period will be extended to the extent necessary such that there are [***] Business Days from the date of receipt of such information remaining prior to the expiration of the Option Exercise Period. In addition, until expiry of the applicable Option Exercise Period, Verastem will have the right to submit reasonable inquiries to GenFleet relating to the Option Data Package, and GenFleet will respond to all such inquiries in a timely manner.

2.2.3.

Option Exercise. Verastem may exercise an Option for a Collaboration Program at any time during the applicable Option Exercise Period by delivering to GenFleet written notice of such exercise (each, an “Option Exercise Notice”). Such Option shall become effective upon GenFleet’s receipt of the applicable Option Exercise Fee paid in accordance with Section 9.2 (Option Exercise Fee) (each such date, an “Option Effective Date”).

2.2.4.	Effects of Option Exercise.
(a)

Licensed Programs. From and after the Option Effective Date, (i) such optioned Collaboration Program will become a Licensed Program, and (ii) any Collaboration Compounds and Collaboration Products for such Licensed Program will become Licensed Compounds and Licensed Products, respectively, in each case ((i) and (ii)), for all intents and purposes hereunder.

(b)

License Grant to Verastem. Subject to the terms and conditions of this Agreement, GenFleet (on behalf of itself and its Affiliates) hereby grants to Verastem and its Affiliates, from and after the Option Effective Date, an exclusive (even as to GenFleet and its Affiliates, except as required for completion of activities pursuant to Article 3 (Technology Transfer)), royalty-bearing license, with the right to sublicense through multiple tiers (in accordance with Section 2.4 (Sublicensing)), under the GenFleet Technology to Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.

(c)

License Grant to GenFleet. Subject to the terms and conditions of this Agreement, on a Licensed Program-by-Licensed Program basis, Verastem (on behalf of itself and its Affiliates) hereby grants to GenFleet and its Affiliates, from and after the Option Effective Date, an exclusive (including as to Verastem and its Affiliates), royalty-free license, with the right to sublicense through multiple tiers (in accordance with Section 2.4 (Sublicensing)), under the Verastem Product Technology under such Licensed Program to Develop, Commercialize, and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the Retained Territory.

2.2.5.

Termination of an Option. On a Collaboration Program-by-Collaboration Program basis, if (a) Verastem does not deliver to GenFleet the Option Exercise Notice for a Collaboration Program prior to the expiration of the Option Exercise Period for such Collaboration Program, (b) Verastem exercises the Option for a Collaboration Program but does not pay the applicable Option Exercise Fee in accordance with Section 9.3 (Option Exercise Fee), or (c) Verastem notifies GenFleet in writing that it does not wish to exercise the Option for a Collaboration Program, then in each case ((a) – (c)), the Option with respect to such Collaboration Program will terminate and the Parties will no longer have any rights under this Agreement with respect to such terminated Collaboration Program. For clarity, the termination of an Option for a Collaboration Program will not affect the Parties’ rights under this Agreement with respect to any other Collaboration Program.

2.3.	Exclusivity.
2.3.1.

Genfleet Exclusivity. Subject to Section 2.3.3 (Applicable Law Restrictions), during the Term, GenFleet will not, and will cause its Affiliates and Sublicensees not to, directly or indirectly, conduct any Development or Commercialization of any Competing Product in the Territory (or license or otherwise grant any right to authorize any Third Party to do any of the foregoing).

2.3.2.

Verastem Exclusivity. Subject to Section 2.3.3 (Applicable Law Restrictions), during the Term, Verastem will not, and will cause its Affiliates and Sublicensees not to, directly or indirectly, conduct any Development or Commercialization of any Competing Product in the Territory.

2.3.3.

Applicable Law Restrictions. The restrictions set forth in this Section 2.3 (Exclusivity) shall, at all times, be subject to applicable law, such that if it is determined that such restrictions would be unenforceable under applicable law, including with respect to the duration, geographic scope, or the restricted phase of Exploitation, then such restrictions shall be deemed null and void and Section 16.11 (Severability) shall apply.

2.3.4.

Exceptions  for  Change  of  Control.   Notwithstanding  any  provision  in  this Section 2.3 (Exclusivity) to the contrary, if (a) Verastem undergoes a Change of Control and (b) on the date of the closing of such Change of Control, the acquiring entity(ies) are researching, Developing, Manufacturing, Commercializing or otherwise Exploiting a Competing Product, then Verastem will not be in breach of Section 2.3.2 (Verastem Exclusivity) as a result of such Change of Control or the continuation of such activities by such acquiring entity(ies) thereafter, provided that such acquiring entity(ies): (i) provide written notice to GenFleet no later than [***] calendar days following the closing of such Change of Control which identifies such Competing Product and (ii) promptly Segregate such Competing Product.

2.4.

Sublicensing.  The licenses granted in Section 2.2.4(b) (License Grant to Verastem) and Section 2.2.4(c) (License Grant to GenFleet) and the Option granted in Section 2.2.1 (Option Grant to Verastem) may be sublicensed by Verastem or GenFleet, as applicable, through multiple tiers to any Third Party; provided that GenFleet must obtain Verastem’s prior written consent before granting any such sublicense under Section 2.2.4(c) (License Grant to GenFleet). Verastem shall provide GenFleet with a copy of each sublicense agreement within [***] days following the execution thereof, which copy may be redacted with respect to (i) any confidential information of Verastem or its Sublicensee or (ii) any information not needed to verify compliance with this Agreement. Each sublicense granted by a Party will be consistent with the terms of this Agreement and require each Sublicensee to comply with the terms of this Agreement that are applicable to such Sublicensee. Each Party will remain primarily liable to the other Party for the performance of all its obligations under this Agreement, including those performed by an Affiliate or Sublicensee.

2.5.

No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel, or otherwise). Further, GenFleet expressly retains the rights to practice and Exploit the GenFleet Technology in the Field in the Territory to the extent necessary to perform its obligations under this Agreement. For clarity, and without limiting the foregoing, but subject in all cases to Section 2.3.1 (GenFleet Exclusivity), GenFleet retains the exclusive right to practice, license, and otherwise Exploit the GenFleet Technology outside the scope of the rights granted hereunder (i.e., outside of the Field or in the Retained Territory).

2.6.	Third Party Technology.

2.6.1.

Identification of Third Party Technology. During the Term, if either Party identifies any Know- How or Patent Right owned, controlled, or otherwise held for use by a Third Party in a particular country that is necessary or useful (as determined by such Party acting in good faith) to Exploit any Compound or Product in the Field in the Territory (“Third Party Technology”), then it will so notify the other Party.

2.6.2.Prior to Option Exercise.Prior to the applicable Option Effective Date with respect to a Collaboration Program, as between the Parties, GenFleet will have the sole right, but not the obligation, to acquire rights under such Third Party Technology to Exploit the Collaboration Compounds or Collaboration Products for the applicable Collaboration Program in the Field within or outside of the Territory; provided that GenFleet will ensure that such Third Party Technology is fully sublicensable (through multiple tiers) to Verastem to the extent of the licenses granted to Verastem in Section 2.1 (Discovery Period License Grant) and Section 2.2.4(b) (License Grant to Verastem). If GenFleet enters into any agreement to acquire rights (whether by license or otherwise) to any Third Party Technology pursuant to this Section 2.6.2 (Prior to Option Exercise): (a) GenFleet will disclose the terms and conditions of any such agreement to Verastem promptly after execution of such agreement; and (b) such Third Party Technology will be deemed part of the GenFleet Technology and GenFleet will be responsible for all payments payable to such Third Party thereunder.

2.6.3.	Following Option Exercise.
(a)

Verastem’s First Right. Following the applicable Option Effective Date for a Licensed Program, as between the Parties, Verastem will have the first right, but not the obligation, to acquire rights under such Third Party Technology to Exploit the Licensed Compounds or Licensed Products for such Licensed Program in the Field (i) solely in the Territory (or any country therein), or (ii) both within and outside the Territory, if such Third Party is only offering rights for the Territory together with rights outside the Territory; provided that Verastem will use reasonable efforts to ensure that such Third Party Technology is fully sublicensable (through multiple tiers) to GenFleet to the extent of the license granted to GenFleet in Section 2.2.4(c) (License Grant to GenFleet). If Verastem enters into any agreement to acquire rights (whether by license or otherwise) to any Third Party Technology pursuant to this Section (a) (Verastem’s First Right): (A) Verastem will disclose the terms and conditions of any such agreement to GenFleet promptly after execution of such agreement; (B) following the disclosure of such terms and conditions, such Third Party Technology will be deemed part of the Verastem Product Technology only if GenFleet provides Verastem with written notice that GenFleet consents to adding such Third Party Technology to the definition of Verastem Product Technology; (C) if GenFleet so consents to adding such Third Party Technology to the definition of Verastem Product Technology, then GenFleet will reimburse Verastem for all payments payable to such Third Party thereunder that solely pertain to, or arise solely as a result of, the Exploitation of the Licensed Compounds or Licensed Products for such Licensed Program in the Retained Territory (for example, royalty payments that are solely attributable to sales of such Licensed Products in the Retained Territory or milestone payments payable upon achievement of events solely in the Retained Territory); and (D) Verastem will be responsible for all payments payable to such Third Party thereunder that solely pertain to, or arise solely as a result of, Verastem’s Exploitation of the Licensed Compounds or Licensed Products for the such Licensed Program in the Territory (for example, royalty payments that are solely attributable to sales of Licensed Products in the Territory or milestone payments payable upon achievement of events solely in the Territory) (the “Territory- Specific Payments”), and will have the right to offset such Territory-Specific Payments in accordance with Section 9.5.3(c) (Blocking Third Party Technology).

(b)

GenFleet’s Second Right. Following the applicable Option Effective Date for a Licensed Program, in the event (i) Verastem notifies GenFleet that it does not intend to acquire rights (whether by license or otherwise) under such Third Party Technology, or (ii) GenFleet has notified Verastem of such Third Party Technology in accordance with Section 2.6.1 (Identification of Third Party Technology) and Verastem does not respond within [***] days after receiving such notice from GenFleet, then, in each case ((i) or (ii)), GenFleet will have the right (but not the obligation) to acquire rights (whether by license or otherwise) under such Third Party Technology to Exploit Licensed Compounds or Licensed Products for such Licensed Program in the Field (A) solely in the Retained Territory (or any country therein), or (B) both within and outside of the Retained Territory, if such Third Party is only offering rights for the Retained Territory together with rights outside the Retained Territory; provided that GenFleet will use reasonable efforts to ensure that such Third Party Technology is fully sublicensable (through multiple tiers) to Verastem to the extent of the license granted to Verastem in Section 2.1 (Discovery Period License Grant) and Section 2.2.4(b) (License Grant to Verastem). If GenFleet enters into any agreement to acquire rights (whether by license or otherwise) to any Third Party Technology pursuant to this Section 2.6.3(b) (GenFleet’s Second Right): (I) GenFleet will disclose the terms and conditions of any such agreement to Verastem promptly after execution of such agreement; (II) following the disclosure of such terms and conditions, such Third Party Technology will be deemed part of the GenFleet Technology only if Verastem provides GenFleet with written notice that Verastem consents to adding such Third Party Technology to the definition of GenFleet Technology; (III) if Verastem so consents to adding such Third Party Technology to the definition of GenFleet Technology, then Verastem will reimburse GenFleet for all Territory- Specific Payments thereunder, and will have the right to offset such Territory- Specific Payments in accordance with Section 9.5.3(c) (Blocking Third Party Technology); and (IV) GenFleet will be responsible for all payments payable to such Third Party thereunder that solely pertain to, or arise solely as a result of, the Exploitation of such Licensed Compounds or Licensed Products for such Licensed Program in the Retained Territory (for example, royalty payments that are solely attributable to sales of such Licensed Products in the Retained Territory or milestone payments payable upon achievement of events solely in the Retained Territory).

ARTICLE 3

TECHNOLOGY TRANSFER

3.1.

Initial Technology Transfer. Within [***] following the applicable Option Effective Date, GenFleet will provide to Verastem copies (translated to English, as necessary) of all Know-How included within the GenFleet Know-How existing as of such date (the “Initial Technology Transfer”). In connection with such Initial Technology Transfer, Verastem may request in writing any Know-How that Verastem reasonably believes is included within the scope of the foregoing, and GenFleet will provide copies of such Know-How to Verastem. GenFleet will obtain all approvals (including HGRAC Approvals), consents, permits and licenses and complete all necessary security assessment or data protection impact assessment to allow Verastem’s access to all GenFleet Know-How in connection with the Initial Technology Transfer.

3.2.

Manufacturing Technology Transfer. On a Licensed Program-by-Licensed Program basis, upon Verastem’s request following the applicable Option Effective Date, GenFleet will promptly (but in any event no later than [***] days thereafter) conduct a transfer of all Know-How reasonably necessary or useful to Manufacture the Licensed Compounds and Licensed Products under such Licensed Program (“GenFleet Manufacturing Technology”) to Verastem or its designee to enable Verastem or its designee to assume the Manufacturing of such Licensed Compounds and Licensed Products (the “Manufacturing Technology Transfer”). For clarity, as part of a Manufacturing Technology Transfer, GenFleet shall disclose and transfer to Verastem all GenFleet Know-How and all unpublished GenFleet Patent Rights, if any, related to any such GenFleet Manufacturing Technology (regardless of whether actually used) Controlled by GenFleet as of the date of the Manufacturing Technology Transfer that is necessary or useful to Manufacture the applicable Licensed Compounds and Licensed Products.

3.3.

Continuing Technology Transfer. During the Term, (a) after the completion of the Initial Technology Transfer, GenFleet will transfer to Verastem any additional Collaboration Know-How that has not been previously transferred to Verastem promptly after (i) such additional GenFleet Know-How is first generated, conceived, created, invented, or otherwise made, or (ii) a previous failure to transfer such GenFleet Know- How is discovered, and (b) after the completion of a Manufacturing Technology Transfer, GenFleet will promptly transfer to Verastem any additional GenFleet Manufacturing Technology that has not been previously transferred to Verastem pursuant to Section 3.2 (Manufacturing Technology Transfer) ((a) and (b), the “Continuing Technology Transfer”). GenFleet will obtain all approvals (including HGRAC Approvals), consents, permits and licenses and complete all necessary security assessment or data protection impact assessment to allow Verastem’s access to all such Collaboration Know-How in connection with the Continuing Technology Transfer.

3.4.

Cooperation and Assistance. GenFleet will provide Verastem and its designees reasonable assistance with respect to the Initial Technology Transfer, Manufacturing Technology Transfers, and Continuing Technology Transfer, including by providing Verastem and its designees with reasonable access by teleconference or videoconference (or, to the extent requested by Verastem, in-person meetings) to GenFleet’s personnel, personnel of GenFleet’s Affiliates, and personnel of Third Party contractors involved in Development or Manufacturing matters related to the Compounds or Products to provide a reasonable level of technical assistance and consultation in connection with such transfer.

3.5.

Costs of Technology Transfer. GenFleet will be responsible for the costs and expenses associated with the Initial Technology Transfer, Continuing Technology Transfer, and Manufacturing Technology Transfer, including costs associated with the cooperation and assistance described in Section 3.4 (Cooperation and Assistance); provided that Verastem will reimburse GenFleet for its costs and expenses associated with the Manufacturing Technology Transfer after GenFleet has exceeded [***] hours of support. GenFleet will invoice Verastem for such Manufacturing Technology Transfer costs and expenses (which invoice shall include sufficient detail so as to enable Verastem to confirm the accuracy of such invoice and the activities performed thereunder), and Verastem will remit any undisputed amounts therein to GenFleet within 30 days of receipt of such invoice.

ARTICLE 4

GOVERNANCE

4.1.

Alliance Managers. Each Party will appoint an employee of such Party to act as its alliance manager under this Agreement within [***] days after the Effective Date (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; (d) attend JSC meetings as a nonvoting member, provided, that if an individual serves as both an Alliance Manager and a representative on the JSC, then such individual may attend JSC meetings as a voting member in their capacity as a representative on the JSC; and (e) after the JSC is disbanded pursuant to Section 4.2.8 (Discontinuation of JSC), coordinate ad hoc meetings between the Parties as necessary. An Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other Party.

4.2.	Joint Steering Committee.
4.2.1.

Formation; Composition. No later than [***] days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to coordinate and oversee discovery and Development under the Collaboration Programs and Licensed Programs. The JSC will be composed of an equal number of employee representatives from each Party (in any event, a minimum of three employee representatives from each Party) who are fluent in English and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Each Party may replace its JSC representatives at any time upon written notice to the other Party. A representative of one Party will serve as the chair of the JSC (the “Chairperson”), with such Chairperson alternating between the Parties on an annual basis. The first Chairperson will be a representative of Verastem. The Chairperson will convene and preside at meetings of the JSC, but will have no additional powers or rights beyond those held by the other JSC representatives.

4.2.2.	Meetings.
(a)

Meeting Agendas. The Alliance Managers will jointly prepare and circulate an agenda for any meeting of the JSC no later than [***] days prior to any such meeting; provided that under exigent circumstances requiring JSC input, the Alliance Managers may jointly prepare and circulate such agenda within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting.

(b)

Attendees. As appropriate, non-member employees or Third Party representatives of each Party may from time to time attend meetings of the JSC or Subcommittees as nonvoting observers; provided that no Third Party representative may attend unless (i) agreed by both Parties and (ii) such Third Party is bound by confidentiality and nonuse obligations consistent with and no less restrictive than the obligations set forth in Article 13 (Confidentiality).

(c)

Meeting Frequency. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. All meetings will be conducted in English. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method. Each Party will bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party upon [***] days’ prior written notice to the other Party. The Alliance Managers will be responsible for scheduling and coordinating administrative matters related to JSC meetings.

(d)

Meeting Minutes. The Alliance Managers will keep minutes of each JSC meeting that record in writing all decisions made, action items assigned or completed, and other appropriate matters. The Alliance Managers will send meeting minutes to all members of the JSC for review within [***] days after each JSC meeting. Each JSC member will have [***] days from receipt of such minutes in which to approve or provide comments on the minutes (such approval not to be unreasonably withheld, conditioned, or delayed). If a member, within such [***]-day period, does not notify the Alliance Managers that he or she does not approve of the minutes, then the minutes will be deemed to have been approved by such member.

4.2.3.

Subcommittees. The JSC may establish and delegate specifically defined duties to any operational committee, ad hoc subcommittee, or working group (each, a “Subcommittee”) on an “as-needed” basis to perform certain duties and exercise certain powers expressly delegated by the JSC to such Subcommittee. Each such Subcommittee and its activities will be subject to the oversight of, and will report to, the JSC. Each Subcommittee will be constituted and will operate as the JSC determines. No Subcommittee may exceed the authorities specified for the JSC in this Article 4 (Governance).

4.2.4.	Specific Responsibilities of the JSC. The JSC will:
(a)

discuss and update the Available Target list set forth on Schedule 1.15 (Available Targets) (i) within [***] days following Verastem’s selection of the first Additional target and (ii) upon any request by Verastem pursuant to Section 5.2 (Replacement Targets);

(b)	facilitate the flow of information between the Parties with respect to the Collaboration Programs and Licensed Programs in the Territory and Retained Territory;
(c)	discuss the Discovery Development Plans, manufacturing plans, and any material amendments thereto, as set forth in Section 5.3 (Development Prior to the Option Effective Date);
(d)	discuss the Territory Development Plans and Retained Territory Development Plans, and any material amendments thereto, as set forth in Section 5.4 (Development Following the Option Effective Date);
(e)	review and discuss any reports, including Annual Development Reports, provided by either Party and the Option Data Packages provided by GenFleet;
(f)	discuss and determine timelines for the Development of Licensed Compounds and Licensed Products in the Territory and Retained Territory;
(g)	discuss the filing of any Regulatory Materials with Regulatory Authorities in the Territory or Retained Territory;
(h)	discuss any communications with Regulatory Authorities in the Territory or Retained Territory;

(i)

discuss the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re- examination, and other post-grant proceedings originating in a patent office) the GenFleet Patent Rights for the Collaboration Program(s) and Licensed Program(s) in the Territory or Retained Territory;

(j)	discuss Infringement actions with respect to Infringement of the GenFleet Patent Rights for the Collaboration Program(s) or Licensed Program(s) in the Territory or Retained Territory;
(k)

discuss and mutually agree on a joint global branding and marketing strategy with respect to the Commercialization of the appliable Licensed Products, as applicable pursuant to Section 10.6.1 (Global Brand Elements);

(l)	discuss and approve guidelines for the issuance of press releases and public statements related to the Licensed Compounds and Licensed Products, subject to Section 13.5 (Press Release);
(m)	discuss and approve the initial Joint Publication Strategy and any updates thereto as set forth in Section 13.7 (Publications);
(n)	form and delegate specifically defined responsibilities to Subcommittees as the JSC may deem appropriate, as described in Section 4.2.3 (Subcommittees);
(o)

discuss the selection of Clinical Trial sites, and whether or not a Phase I Clinical Trial should be conducted in the Territory during the Option Exercise Period as described in Section 5.3.2 (Responsibility for Initial Development); and

(p)	fulfill such other responsibilities as may be allocated to the JSC under this Agreement or by mutual written agreement of the Parties.
4.2.5.

Decision-Making. The representatives from each Party on the JSC or on any Subcommittee will have, collectively, one vote on behalf of that Party, and all decision-making of the JSC will be by consensus. No action taken at any meeting of the JSC or any Subcommittee will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two voting representatives of each Party are present or participating in such meeting. No Party will unreasonably fail to cause a quorum of its representatives to attend any meeting of the JSC or any Subcommittee. For clarity, matters that are specified in Section 4.2.4 (Specific Responsibilities of the JSC) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision- making procedures set forth in this Section 4.2.5 (Decision-Making), or escalation and tie breaking provisions set forth in Section 4.2.6 (Resolution of JSC Disputes). Disputes with respect to matters expressly assigned to the JSC in Section 4.2.4 (Specific Responsibilities of the JSC) or elsewhere in this Agreement will be handled in accordance with Section 4.2.6 (Resolution of JSC Disputes). Any disputes which do not relate to the matters expressly assigned to the JSC in Section 4.2.6 (Resolution of JSC Disputes) or elsewhere in this Agreement will be handled according to Article 15 (Dispute Resolution).

4.2.6.	Resolution of JSC Disputes.

(a)

Within the JSC. All decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within [***] days after a Party affirmatively states that a decision needs to be made, then either Party may elect, by written notice to the other Party, to submit such issue to the Parties’ Executive Officers in accordance with Section 4.2.6(b) (Referral to Executive Officers).

(b)

Referral to Executive Officers.  If a Party makes an election under Section 4.2.6(a) (Within the JSC) to refer a matter to the Executive Officers, then the Executive Officers will use good faith efforts to promptly resolve such matter. Any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

(c)

Final Decision-Making Authority. If the Executive Officers are unable to reach consensus on any such matter within [***] Business Days (or such longer period as the Executive Officers may agree upon) after its submission to them, then: (i) Verastem will have final decision-making authority over matters related solely to the Territory following the applicable Option Effective Date; and (ii) GenFleet will have final decision-making authority over all matters (A) in the Territory and Retained Territory prior to the applicable Option Effective Date and (B) solely in the Retained Territory following the applicable Option Effective Date. In the event a matter is both in the Territory and the Retained Territory following the applicable Option Effective Date, then neither Party will have final decision-making authority, and such matter must be decided by unanimous agreement in order to take any action or adopt any change from the then-current status quo.

4.2.7.

Limitations on Decision-Making. The JSC will have only the powers expressly assigned to it in this Article 4 (Governance) and elsewhere in this Agreement. None of the JSC, any Subcommittee, or a Party via exercise of its final decision-making authority will have the authority to: (a) amend, waive, or modify any term of this Agreement; (b) resolve any dispute regarding the existence or amount of any payment owed under this Agreement; (c) determine whether a Party has met its obligations under this Agreement; or (d) determine whether any Pre-Option Development Milestone Event has been achieved or any payment obligation hereunder has been triggered. No decision of the JSC, any Subcommittee, or a Party via exercise of its final decision-making authority will be in contravention of the terms of this Agreement or applicable law (including, as applicable, GCP, GLP, or GMP).

4.2.8.

Discontinuation of JSC. The JSC will continue to exist until the termination or expiration of this Agreement, unless earlier terminated by mutual agreement of the Parties. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will directly exchange information as required under this Agreement and any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 4.2.6(c) (Final Decision-Making Authority). Upon disbandment of the JSC, any Subcommittee established under Section 4.2.3 (Subcommittees) will automatically disband.

ARTICLE 5

DEVELOPMENT

5.1.

Selection of Additional Targets. Verastem will select the first Additional Target within [***] following the Effective Date and the second Additional Target within [***] following the Effective Date, in each case by providing written notice to GenFleet thereof. For clarity, Verastem may select the Additional Targets in a single notice or in two separate notices, so long as both Additional Targets are selected within the applicable timeframe set forth in this Section 5.1 (Selection of Additional Targets). Notwithstanding the forgoing, the timeframes for the selection of the Additional Targets set forth in this Section 5.1 (Selection of Additional Targets) will not apply to Verastem’s selection of any Additional Targets pursuant to Section 5.2 (Replacement Targets). Until the conclusion of the Selection Period, GenFleet will not license, partner, divest or otherwise encumber any of the targets included on the Available Target list without obtaining Verastem’s prior written consent.

5.2.

Replacement Targets. On an Additional Program-by-Additional Program basis, if at any time during the period commencing on the date GenFleet receives notice of the selection of an Additional Target under Section 5.1 (Selection of Additional Targets) and continuing for [***] thereafter, the JSC determines that no chemical matter is suitable under such Additional Program, then Verastem may request, and the JSC will provide within [***] following such request, an updated list of Available Targets. Verastem will evaluate and select from the updated list of Available Targets a replacement target by providing written notice to GenFleet thereof (a “Replacement Target Notice”) within [***] following Verastem’s receipt of the updated list of Available targets. Effective immediately upon GenFleet’s receipt of a Replacement Target Notice, the replacement target specified in such Replacement Target Notice will become an Additional Target for purposes of this Agreement unless otherwise specified herein. Commencing on the date Verastem receives the updated list of Available Targets under this Section 5.2 (Replacement Targets) and ending upon the earlier of (a) [***] thereafter or (b) GenFleet’s receipt of a Replacement Target Notice, GenFleet will not license, partner, or otherwise encumber any of the targets included on the updated list of Available Targets without obtaining Verastem’s prior written consent.

5.3.	Development Prior to the Option Effective Date.
5.3.1.	Discovery Development Plans.
(a)

Initial Discovery Development Plans. The Parties will discuss, through the JSC, and GenFleet will consider in good faith Verastem’s reasonable input on the initial Discovery Development Plans. GenFleet will provide a copy of the initial Discovery Development Plan to Verastem, through the JSC, (i) for the Initial Program, within [***] of the Effective Date, and (ii) for each Additional Program, within [***] of GenFleet’s receipt of Verastem’s notice of its selection of the applicable Additional Target pursuant to Section 5.1 (Selection of Additional Targets) or Section 5.2 (Replacement Targets), as applicable.

(b)

Amendments to Discovery Development Plans. GenFleet may amend the Discovery Development Plan for a Collaboration Program at any time by providing written notice to Verastem, through the JSC; provided that, prior to implementing any material amendment, GenFleet will present such material amendment to the JSC for discussion and consider in good faith Verastem’s reasonable input.

5.3.2.

Responsibility for Initial Development. During the Discovery Period, GenFleet will be responsible, on a Collaboration Program-by-Collaboration Program basis prior to the applicable Option Effective Date for such Collaboration Program, in consultation with Verastem through the

JSC, for the Development of Collaboration Compounds and Collaboration Products in the Field in the Territory and Retained Territory in accordance with the Discovery Development Plans, including (a) the filing of any Regulatory Materials in the Field in the Territory and Retained Territory at its sole cost and expense (except as set forth in Section 9.2 (Development Costs)), and

(b) the selection of any Clinical Trial sites in the Retained Territory. GenFleet will perform the activities set forth in the Discovery Development Plans in accordance with the timeframes therein, and will devote sufficient resources and personnel to complete such activities in a timely manner. In the event that Verastem requests that a Phase 1 Clinical Trial be conducted in the Territory, then:

(i) if the Parties mutually agree through the JSC that such study should be conducted in the United States, then Verastem shall be responsible for the regulatory costs associated with such Phase I Clinical Trial (i.e., the filing costs associated with such Clinical Trial, but excluding any other Third Party costs), and GenFleet shall be responsible for all other internal and out-of-pocket costs and expenses associated with such Phase 1 Clinical Trial; and (ii) if the Parties do not agree through the JSC that such study should be conducted in the United States, then Verastem shall be responsible for the costs and expenses of such activities, including any applicable internal and out- of-pocket costs and expenses associated with such Phase 1 Clinical Trial.

5.3.3.

GenFleet Discovery Development Reports. During the Discovery Period, on a Collaboration Program-by-Collaboration Program basis, GenFleet will deliver to the JSC on a quarterly basis (such that such reports can be reviewed and discussed at each quarterly meeting of the JSC) a report describing in reasonable detail the Development activities for the Collaboration Compounds and Collaboration Products for such Collaboration Program performed during such quarter. Such reports will be the Confidential Information of GenFleet and subject to the terms of Article 13 (Confidentiality).

5.4.	Development Following the Option Effective Date.
5.4.1.

Initial Development Plans. The Parties will discuss, through the JSC, the Territory Development Plans and Retained Territory Development Plans, and any material amendments thereto, for the purposes of aligning Development activities across the Territory and Retained Territory for the Licensed Programs. Within [***] following the Option Effective Date for a Licensed Program,

(a)Verastem will provide a Territory Development Plan to GenFleet, and (b) GenFleet will provide a Retained Territory Development Plan to Verastem. For the avoidance of doubt, each Party will be solely responsible for the costs and expenses incurred in connection with the activities under its respective development plan for its respective territory.

5.4.2.

Amendments to Development Plans. Verastem may amend the Territory Development Plan and GenFleet may amend the Retained Territory Development Plan for a Licensed Program at any time by providing written notice to the other Party, through the JSC; provided that the Parties shall discuss, through the JSC, any material amendment to the Territory Development Plan or Retained Territory Development Plan (as applicable) prior to a Party implementing such material amendment.

5.4.3.	Verastem Development Diligence Obligations.

(a)Generally. Following the applicable Option Effective Date for a Licensed Program, Verastem will use Commercially Reasonable Efforts to Develop Licensed Compounds and Licensed Products for such Licensed Program in the Territory. Notwithstanding any provision to the contrary set forth in  this  Agreement,  if  GenFleet  terminates  this  Agreement  in  accordance  with Section 14.3 (Termination for Material Breach) as a result of a breach of Verastem’s diligence obligations under this Section 5.4.3(a) (Generally), then such termination will be GenFleet’s sole and exclusive remedy with respect to such breach.

(b)Diligence Milestones. In addition to the requirements set forth in Section 5.4.3(a) (Generally), Verastem will use Commercially Reasonable Efforts to achieve the following diligence milestone events for each Licensed Program by the corresponding milestone deadline (each a “Diligence Milestone”).

Table 5.4.3(b)– Diligence Milestones
Diligence Milestone Event	Milestone Deadline
[***]	[***]
[***]	[***]
[***]	[***]

Notwithstanding the foregoing, if Verastem reasonably believes that it will not achieve a Diligence Milestone for a Licensed Program by the applicable deadline set forth in Table 5.4.3(b) (Diligence Milestones), in spite of its exercise of Commercially Reasonable Efforts to do so, then Verastem shall promptly notify GenFleet (but in any event at least [***] days prior to the applicable Diligence Milestone deadline) and Verastem will provide a reasonable amended milestone deadline to GenFleet based on the progress of the applicable Licensed Program. Verastem may extend each such milestone deadline for each Licensed Program up to two times, and any extensions beyond such initial two extensions will require the mutual agreement of the Parties. For clarity, the Parties acknowledge and agree that, provided Verastem has continued to use Commercially Reasonable Efforts to achieve the Diligence Milestones for a Licensed Program, GenFleet will not have the right to terminate this Agreement pursuant to Section 14.3 (Termination for Material Breach) for a failure by Verastem to meet one or more such Diligence Milestones.

5.4.4.

Development Reports. Following the applicable Option Effective Date for a Licensed Program, on a Licensed Program-by-Licensed Program basis, on each anniversary of the applicable Option Effective Date during the Term, (a) Verastem will deliver to GenFleet an annual report summarizing, at a high level, the Development activities for the Licensed Compounds and Licensed Products for such Licensed Program that were performed during the applicable reporting period (“Annual Development Report”) with respect to the Territory and (b) GenFleet will deliver to Verastem an Annual Development Report with respect to the Retained Territory. Such Annual Development Reports and any additional information provided by the disclosing Party to the receiving Party regarding Development activities for the Licensed Compounds or Licensed Products in the disclosing Party’s respective territory will be the Confidential Information of the disclosing Party and subject to the terms of Article 13 (Confidentiality).

5.5.

Development Records. During the Term and for seven years thereafter (or such longer period as is required by applicable law), each Party will maintain records of all Development activities performed by such Party with respect to the Compounds or Products in sufficient detail and in good scientific manner, appropriate for scientific, patent, and regulatory purposes, and in compliance with GLP, GMP, and GCP (as applicable) with respect to activities intended to be submitted in regulatory filings, all of which records will be complete and properly reflect all work done and results achieved in the performance of such Development activities by or on behalf of each Party.

ARTICLE 6

REGULATORY

6.1.

Regulatory Responsibility. During the Discovery Period, GenFleet will be responsible for the filing of any Regulatory Materials with Regulatory Authorities in the Territory; provided that, prior to filing such Regulatory Materials, GenFleet will provide a copy of such Regulatory Materials to Verastem for review and discussion, through the JSC. Following the applicable Option Effective Date, (a) Verastem will have the sole and exclusive right to (and will solely and exclusively control, at its discretion, and have final decision-making authority with respect to), itself or with or through Affiliates or Third Parties, (i) prepare and submit to applicable Regulatory Authorities in the Territory all Regulatory Materials for the Licensed Compounds and Licensed Products and (ii) obtain and maintain all Regulatory Approvals for the Licensed Products in the Territory, in each case ((i) and (ii)), at its sole cost and expense, and (b) GenFleet will be responsible for the preparation and submission of any regulatory filings (including HGRAC filings and HGRAC Approvals) for the Licensed Compounds and Licensed Products in the Retained Territory at its sole cost and expense.

6.2.

Communications with Regulatory Authorities. During the Discovery Period, GenFleet will be responsible for any communications with Regulatory Authorities in the Territory. GenFleet will provide copies of any communications (or a reasonably detailed written summary thereof if the original communication is not available in written format) with such Regulatory Authorities to Verastem within [***] days of the delivery of such communications. For clarity and without limiting Section 6.1 (Regulatory Responsibility), following the applicable Option Effective Date, Verastem will have the sole and exclusive right to correspond and communicate with Regulatory Authorities with jurisdiction in the Territory regarding the Licensed Compounds and Licensed Products. Unless required by applicable law, GenFleet and its Affiliates, Sublicensees, and contractors will not correspond or communicate with Regulatory Authorities with jurisdiction in the Territory regarding any Licensed Compounds or Licensed Product without first obtaining Verastem’s prior written consent.

6.3.	Ownership and Transfer of Regulatory Materials.
6.3.1.

Existing Regulatory Materials. On a Licensed Program-by-Licensed Program basis, GenFleet will assign and transfer (and hereby does assign and transfer), or cause to be assigned and transferred to the extent not Controlled by GenFleet, to Verastem (or its designee) within [***] days after the applicable Option Effective Date any and all Regulatory Materials and Regulatory Approvals (if any) for the Licensed Compounds or Licensed Products for such Licensed Program in the Territory Controlled by or on behalf of GenFleet or its Affiliates (the “Existing Regulatory Materials”), including by providing true, accurate, and complete copies thereof to Verastem. GenFleet will obtain all approvals (including HGRAC Approvals), consents, permits, and licenses and complete all necessary security assessments or data protection impact assessments to allow Verastem’s access to such Existing Regulatory Materials. From and after the assignment and transfer of the Existing Regulatory Materials, Verastem will have the sole right, itself or with or through its Affiliates or designated Third Parties, in its sole discretion, to file, maintain, and hold title to all such Existing Regulatory Materials in the Territory.

6.3.2.

Future Regulatory Materials. Following the applicable Option Effective Date for a Licensed Program, all Regulatory Materials and Regulatory Approvals generated or arising from or in connection with activities under this Agreement with respect to Licensed Compounds or Licensed Products in the Territory will be owned by and held in the name of Verastem or its designee, and any Regulatory Materials or Regulatory Approvals in the Territory issued in the name of GenFleet or its Affiliates, Sublicensees, or contractors will promptly be assigned by GenFleet to Verastem or its designee to the extent permitted by applicable law or, in the event assignment is not permitted under applicable law, held in trust for, or for the sole benefit of, Verastem or its designee.

6.4.

Regulatory Assistance. GenFleet will support Verastem as may be reasonably requested by Verastem from time to time in connection with Verastem’s preparation, submission to Regulatory Authorities, and maintenance of Regulatory Materials or Regulatory Approvals for the Licensed Compounds and Licensed Products in the Territory, including, upon Verastem’s reasonable request: (a) attending meetings with Regulatory Authorities in the Territory regarding any Licensed Compound or Licensed Product; (b) providing Verastem with access to Regulatory Materials in GenFleet’s Control that are reasonably necessary or useful for obtaining Regulatory Approval of the Licensed Compound or Licensed Product in the Territory; and (c) assisting Verastem in connection with CMC data and the preparation and filing of Regulatory Materials related to the Manufacture of the Licensed Compounds or Licensed Products.

6.5.

No Harmful Actions. If Verastem reasonably believes that GenFleet is taking or intends to take any action in the Retained Territory with respect to a Licensed Product that is reasonably likely to have a material adverse effect upon the regulatory status of the Licensed Product in the Territory, then Verastem will notify GenFleet and the Parties will discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) GenFleet will not communicate with any Regulatory Authority having jurisdiction in the Territory, unless so ordered by such Regulatory Authority, in which case GenFleet will immediately notify Verastem of such order; and (b) GenFleet will not submit any Regulatory Materials or seek Regulatory Approvals for any Licensed Product in the Territory.

6.6.	Right of Reference; Access to Data; HGRAC.
6.6.1.

Verastem’s Right of Reference. GenFleet hereby grants and agrees to grant to Verastem and its Affiliates a right of reference in the Territory to all Regulatory Materials pertaining to the Licensed Compounds and Licensed Products in the Field submitted by or on behalf of GenFleet or its Affiliates or its or their Sublicensees or licensees in the Retained Territory, and all data contained or referenced therein, with the right to grant further rights of reference to Sublicensees in the Territory. GenFleet will use reasonable efforts to Control all Regulatory Materials pertaining to the Licensed Products in the Field submitted by its Sublicensees or licensees in the Retained Territory. Verastem and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to such Regulatory Materials solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of the Licensed Products in the Field in the Territory.

6.6.2.

GenFleet’s Right of Reference. Verastem hereby grants and agrees to grant to GenFleet and its Affiliates the right of reference to all Regulatory Materials pertaining to the Licensed Product in the Field submitted by or on behalf of Verastem or its Affiliates or Sublicensees in the Territory, and all data contained or referenced therein, with the right to grant further rights of reference to Sublicensees or licensees in the Retained Territory. Verastem will use reasonable efforts to Control all Regulatory Materials pertaining to the Licensed Product in the Field submitted by its Sublicensees in the Territory. GenFleet and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to such Regulatory Materials solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of the Licensed Products in the Field in the Retained Territory.

6.6.3.	Access to Data; HGRAC.

(a)

Each Party will (and will require its Affiliates and Sublicensees to) provide to or secure for the other Party such reasonably sufficient access to any and all data relating to the Licensed Compounds and Licensed Products, including pre-clinical and Clinical Trial data for the Licensed Compounds and Licensed Products or pharmacovigilance data for the Licensed Compounds and Licensed Products, as may be necessary or useful for the other Party to seek, obtain, and maintain Regulatory Approvals for the Licensed Compounds and Licensed Products in such other Party’s applicable territory, at no additional cost to the requesting Party. Without limiting the foregoing, GenFleet will provide to Verastem all documentation relating to pre-clinical and Clinical Trials with respect to the Licensed Compounds and Licensed Products, including all necessary documentation attesting to GenFleet’s (or its Affiliates’ or Sublicensees’) compliance with GCP, GLP, and GMP filing requirements in the Territory or the Retained Territory, on a schedule required to meet Verastem’s applicable submission timelines. Such data and deliverables to be provided by GenFleet to Verastem will include the items set forth on Schedule 6.6.3 hereto.

(b)

GenFleet will obtain all approvals (including HGRAC Approvals), consents, permits, and licenses and complete all necessary security assessments or data protection impact assessments to allow Verastem’s access to all biological materials collected from human subjects enrolled in Clinical Trials and all such data and deliverables, including those set forth on Schedule 6.6.3. For clarity, as it relates to Verastem’s access to and use of Clinical Trial data generated within the People’s Republic of China, GenFleet will complete a data protection impact assessment or outbound data transfer security assessment (where applicable) and obtain and provide to Verastem all informed consent forms, privacy authorizations, HGRAC Approvals, and other authorizations and approvals, at no additional cost to Verastem. GenFleet may engage a Third Party vendor for HGRAC filings, subject to Verastem’s prior written consent. Prior to the filing of any HGRAC Approval, GenFleet will provide Verastem a reasonable opportunity to review and comment on such filings and will consider Verastem’s and its representatives’ comments in good faith. GenFleet will make available such data and deliverables in electronic form acceptable to Verastem for review, verification, and copying. Each Party will ensure that all informed consent forms, privacy authorizations, or privacy notices distributed to any subjects in Clinical Trials of the Licensed Compounds and Licensed Products permit both (a) the disclosure of pre-clinical data and Clinical Trial data to the other Party and (b) the use of such pre-clinical data and Clinical Trial data by the other Party in accordance with this Agreement.

6.7.	Adverse Event Reporting.
6.7.1.

Pharmacovigilance Agreement. Promptly after the first Option Effective Date, but in any event no later than [***] thereafter, the Parties will negotiate and enter into a pharmacovigilance agreement on reasonable and customary terms that will provide, among other things, guidelines and responsibilities for: (a) the receipt, investigation, recording, review, communication, reporting, and exchange between the Parties of adverse event reports and other safety information relating to the Licensed Products; (b) appropriate procedures to ensure adequate and compliant exchange of safety data; (c) contact with Regulatory Authorities with respect to the foregoing in clause (a); and (d) the maintenance of a global safety database with respect to the Licensed Products; provided that Verastem will hold and control such global safety database, in each case ((a) - (d)), in accordance with applicable law (including GCP, GLP, and GMP, as applicable) (the “Pharmacovigilance

Agreement”). Each Party will cause its Affiliates and Sublicensees (and, with respect to GenFleet, licensees) to comply with its obligations under the Pharmacovigilance Agreement.

6.7.2.

Safety Data Exchange. Until the Parties enter into the Pharmacovigilance Agreement, the Parties will (and will cause their Affiliates and Sublicensees to) exchange any and all relevant safety data relating to the Licensed Products within reasonably appropriate timeframes and in a reasonably appropriate format to ensure compliance with the reporting requirements of any applicable Regulatory Authority and applicable law (including GCP, GLP, and GMP, as applicable).

6.8.

Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to a recall, corrective action, or other regulatory action by any governmental authority or Regulatory Authority (a “Remedial Action”) (as to Verastem’s notification obligation, only to the extent it would reasonably be expected to affect the Retained Territory). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the applicable territory, and otherwise reasonably cooperate with each other with respect to such Remedial Action or potential Remedial Action. Verastem will have sole discretion and final decision- making authority with respect to, and control over, any Remedial Action in the Territory, including any decision to commence such Remedial Action in the Territory, and will bear all costs of such Remedial Action. GenFleet will have sole discretion and final decision-making authority with respect to, and control over, any Remedial Action in the Retained Territory, including any decision to commence such Remedial Action in the Retained Territory, and will bear all costs of such Remedial Action. Notwithstanding the foregoing, if the need for a Remedial Action arises as a result of any gross negligence or breach of a Supply Agreement by or on behalf of GenFleet or its Affiliates, then all costs incurred in connection with such Remedial Action (including costs of notification, destruction, and return of the affected Licensed Product and any refund to customers of amounts paid for such Licensed Product) will be the sole responsibility of GenFleet. The Parties’ rights and obligations under the Pharmacovigilance Agreement, Supply Agreements, and quality agreements will be consistent with this Section 6.8 (Remedial Actions).

ARTICLE 7

MANUFACTURING AND SUPPLY

7.1.	Manufacturing by GenFleet.
7.1.1.

Generally. Before the completion of the Manufacturing Technology Transfer with respect to any Licensed Product (including the Licensed Compounds contained therein), GenFleet will (either itself or through its Affiliates or, subject to Section 7.1.3 (CMOs), CMOs), Manufacture and supply all of Verastem’s and its Affiliates’ and Sublicensees’ requirements of such Licensed Product (including the Licensed Compounds contained therein) for Development and Commercialization in the Field in the Territory; provided that, following such Manufacturing Technology Transfer, Verastem may elect to continue to receive supply from Genfleet in accordance with the terms and conditions set forth in the applicable Supply Agreement and Quality Agreement.

7.1.2.

Supply Agreement. On a Licensed Program-by-Licensed Program basis, within (a) [***] days after the Effective Date, the Parties will negotiate and enter into a quality agreement (a “Quality Agreement”) governing the quality-related terms and conditions for Licensed Products Manufactured by or on behalf of GenFleet for use in Clinical Trials both inside and outside of the Territory, (b) [***] days after the applicable Option Effective Date, the Parties will negotiate and enter into a supply agreement for the Manufacture and supply of Licensed Compounds and Licensed Products for use in Clinical Trials in the Territory, (c) [***] days prior to the anticipated First Commercial Sale of a Licensed Product, the Parties will negotiate and enter into a supply and quality agreement for commercial supply of Licensed Products (each of (b) and (c), a “Supply Agreement”) pursuant to which Verastem will purchase from GenFleet the Licensed Compounds and Licensed Products required for the Development and Commercialization of the Licensed Compounds and Licensed Products in the Territory at a transfer price equal to (i) GenFleet’s fully burdened manufacturing cost (to be defined in the Supply Agreement) for Licensed Compound and Licensed Product used for Development, or (ii) GenFleet’s fully burdened manufacturing cost plus [***] for Licensed Compound and Licensed Product used for Commercialization. For the Initial Program, such fully burdened manufacturing cost will include a one-time amount for reimbursement of a portion of GenFleet’s past-incurred CMC expenses (subject to GenFleet providing reasonably detailed documentation therefor) for the Manufacture of Licensed Compound and Licensed Product, up to a total of [***]. The terms of each Supply Agreement and Quality Agreement will be consistent with the terms and conditions of this Agreement and include such other terms as are reasonable and customary for agreements of such type.

7.1.3.

CMOs. GenFleet may engage a CMO to Manufacture or supply the Licensed Compounds or Licensed Products for the Territory; provided that such CMO has been approved in writing by Verastem (such approval not to be unreasonably withheld, conditioned, or delayed) and such CMO meets Verastem’s qualification requirements throughout such engagement.

7.2.

Manufacturing Compliance. GenFleet will (either itself or through its Affiliates) ensure that the design of synthesis and selection of regulatory starting materials are such that are justifiable based on structural complexity, process robustness, and impurity control strategy as guided by the relevant Regulatory Authorities and in accordance with the ICH Q11 and Q7 general principles for linear or convergent syntheses (as updated or amended from time to time).

7.3.

Manufacturing by Verastem. Following completion of the Manufacturing Technology Transfer with respect to any Licensed Product (including the Licensed Compounds contained therein), Verastem will (either itself or through its Affiliates or Third Parties), have sole control over and decision-making authority with respect to the Manufacture of such Licensed Product (including the Licensed Compounds contained therein) for Development, Commercialization, and Exploitation in the Field in the Territory.

ARTICLE 8
COMMERCIALIZATION

8.1.

Responsibility for Commercialization. Verastem will have sole control over and decision-making authority with respect to the Commercialization of Licensed Products in the Territory, including, if applicable, seeking and maintaining any Pricing and Reimbursement Approval for the Licensed Products in The Territory, at its sole cost and expense.

8.2.

Commercialization Diligence Obligations. Following the applicable Option Effective Date, on a Licensed Product-by-Licensed Product and country-by-country basis, following receipt of Regulatory Approval for such Licensed Product in such country in the Territory, Verastem will use Commercially Reasonable Efforts to Commercialize such Licensed Product in such country. Notwithstanding any provision to the contrary set forth in this Agreement, if GenFleet terminates this Agreement, in its entirety or in part, in accordance with Section 14.3 (Termination for Material Breach) as a result of a breach of Verastem’s diligence obligations under this Section 8.2 (Commercialization Diligence Obligations), then such termination will be GenFleet’s sole and exclusive remedy with respect to such breach.

8.3.

Commercialization Reports. Following the First Commercial Sale of a Licensed Product in the Territory, to the extent that Verastem is performing, or having performed, Commercialization activities for any Licensed Product in the Territory, Verastem will provide an annual report to GenFleet summarizing at a high level the Commercialization activities for the Licensed Products during the period since the preceding report was provided, in a level of detail sufficient to enable GenFleet to determine Verastem’s compliance with its diligence obligations pursuant to Section 8.2 (Commercialization Diligence Obligations). Such reports and any additional information provided by Verastem regarding Commercialization activities for the Licensed Products, in each case, will be the Confidential Information of Verastem and subject to the terms of Article 13 (Confidentiality).

8.4.

Diversion. Each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees and contractors will not, either directly or indirectly, promote, have promoted, market, have marketed, distribute, have distributed, import, have imported, sell, or have sold any Licensed Products to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory, including via the Internet or mail order. Neither Party will engage, nor permit its Affiliates, Sublicensees, or contractors to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of the Licensed Products located in any country in the other Party’s territory, or solicit orders from any prospective purchaser located in any country in the other Party’s territory. If a Party or its Affiliates, Sublicensees, or contractors receive any order for any Licensed Products from a prospective purchaser located in a country in the other Party’s territory, then such Party, Affiliate, Sublicensee, or contractor (as applicable) will immediately refer that order to such other Party and will not accept any such orders. Neither Party will, nor permit its Affiliates, Sublicensees, or contractors to, deliver or tender (or cause to be delivered or tendered) any Licensed Products to Third Parties for use in the other Party’s territory except (a) in connection with a Manufacturing Technology Transfer pursuant to Section 3.2 (Manufacturing Technology Transfer) or (b) in connection with delivery of Licensed Compounds or Licensed Products to Verastem or any of its Affiliates or Sublicensees pursuant to this Agreement, the Supply Agreements, or the Quality Agreement.

ARTICLE 9
FINANCIALS

9.1.

Upfront Payment. Verastem will pay to GenFleet a non-refundable upfront payment equal to $5,000,000 in two separate installments (the “Upfront Payment”). Verastem will pay (a) the first installment of the Upfront Payment, equal to $2,000,000, upon the Effective Date and (b) the second installment of the Upfront Payment, equal to $3,000,000, upon the initiation of the first Phase 1 Clinical Trial under the Initial Program.

9.2.

Development Costs. Within [***] days following the anniversary of the Effective Date during the Discovery Period, Verastem will pay to GenFleet an amount equal to [***] (the “R&D FTE Fee”), which R&D FTE Fee will be used to support GenFleet’s performance of its activities under the Discovery Development Plans for the Collaboration Programs. Except with respect to Verastem’s payment of the annual R&D FTE Fee, GenFleet will be solely responsible for the costs and expenses incurred in connection with Development activities under the Discovery Development Plans (regardless of whether such costs and expenses exceed [***] annually).

9.3.	Option Exercise Fee. On a Licensed Program-by-Licensed Program basis, Verastem will pay to GenFleet

$6,000,000 (the “Option Exercise Fee”) within [***] Business Days following Verastem’s delivery of an Option Exercise Notice in accordance with Section 2.2.3 (Option Exercise).

9.4.	Milestone Payments.
9.4.1.	Pre-Option Development Milestones.

(a)

Pre-Option Development Milestone Payments. Verastem will pay to GenFleet the applicable amount set forth in Table 9.4.1(a) (Pre-Option Development Milestones) for the milestone event described below (the “Pre-Option Development Milestone Event,” and each respective payment, a “Pre-Option Development Milestone Payment”) for the first Collaboration Product under each Additional Program for an Additional Target selected pursuant to Section 5.1 (Selection of Additional Targets) to achieve the Pre-Option Development Milestone Event:

Table 9.4.1(a) – Pre-Option Development Milestone
Pre-Option Development Milestone Event	Pre-Option Development Milestone Payment
[***]	[***]

(b)

Achievement of Pre-Option Development Milestones. Each Pre-Option Development Milestone Payment will be payable a maximum of one time for each Additional Program for an Additional Target selected pursuant to Section 5.1 (Selection of Additional Targets) (i.e., no more than [***] in Pre-Option Development Milestone Payments). For clarity, no Pre-Option Development Milestone Payment will be due hereunder for any (i) subsequent or repeated achievement of the same Pre-Option Development Milestone Event (as the case may be) by an Additional Program or (ii) Additional Program for a replacement Additional Target selected pursuant to Section 5.2 (Replacement Targets).

(c)

Invoicing and Payment of Pre-Option Development Milestone Payments. In the event that GenFleet or its Affiliates or Sublicensees achieves the Pre-Option Development Milestone Event, GenFleet will notify Verastem thereof and invoice Verastem for the applicable Pre-Option Development Milestone Payment within 30 days of such achievement and Verastem will pay to GenFleet such Pre-Option Development Milestone Payment within [***] days after receipt of an undisputed invoice therefor in accordance with Section 9.8.1 (Currency; Payment Method).

9.4.2.	Development and Commercialization Milestones.
(a)

Development and Commercialization Milestone Payments. On a Licensed Program-by-Licensed Program basis, Verastem will pay the applicable amount set forth in Table 9.4.2(a) (Development and Commercialization Milestones) associated with each milestone event described below (each event, a “Development and Commercialization Milestone Event,” and each respective payment, a “Development and Commercialization Milestone Payment”) for the achievement by Verastem, its Affiliates, or its Sublicensees of the applicable Development and Commercialization Milestone Event by the first Licensed Product under a Licensed Program:

Table 9.4.2(a) – Development and Commercialization Milestones
Development and Commercialization Milestone Event*	Development and Commercialization Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

*For the avoidance of doubt, each of the milestones set forth in Table 9.4.2(a) may be triggered by a Sublicensee of Verastem.

(b)

Achievement of Development and Commercialization Milestones. Each Development and Commercialization Milestone Payment will be payable a maximum of one time for each Licensed Program upon the first Licensed Product under each such Licensed Program to achieve the applicable Development and Commercialization Milestone Event, regardless of the number of times the applicable Development and Commercialization Milestone Event is achieved with respect to a Licensed Product or Licensed Program. For clarity, no Development and Commercialization Milestone Payment will be due for any subsequent or repeated achievement of any such same Development and Commercialization Milestone Event (as the case may be) for such Licensed Program.

(c)

Invoicing and Payment of Development and Commercialization Milestone Payments. In the event that Verastem or its Affiliates achieves a Development and Commercialization Milestone Event, Verastem will notify GenFleet thereof within [***] of such achievement. Following GenFleet’s receipt of such notice from Verastem, GenFleet will invoice Verastem for the applicable Development and Commercialization Milestone Payment and Verastem will pay to GenFleet such Development and Commercialization Milestone Payment within [***] days after receipt of an undisputed invoice therefor in accordance with Section 9.8.1 (Currency; Payment Method).

9.4.3.	Sales Milestones.
(a)

Sales Milestone Payments. On a Licensed Program-by-Licensed Program basis, Verastem will pay the applicable amount set forth in Table 9.4.3(a) (Sales Milestones) associated with each milestone event described below (each event a “Sales Milestone Event,” and each respective payment, a “Sales Milestone Payment”):

Table 9.4.3(a) – Sales Milestones
Sales Milestone Event*	Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

*For the avoidance of doubt, Annual Net Sales for purposes of each of the milestones set forth in Table 9.4.3(a) will include Net Sales by Sublicensees of Verastem.

(b)

Achievement of Sales Milestones. Each Sales Milestone Event will be payable a maximum of one time per Licensed Program as set forth in the table above, upon achievement of the applicable Sales Milestone Event, regardless of the number of times the applicable Sales Milestone Event is achieved by such Licensed Program. For clarity, no Sales Milestone Payment will be due hereunder for any subsequent or repeated achievement of any such same Sales Milestone Event for such Licensed Program. Further, Net Sales for a given Licensed Product in a given country for which the Royalty Term has expired will not be included in the Annual Net Sales for purposes of the Sales Milestone Events.

(c)

Invoicing and Payment of Sales Milestone Payments. In the event that Annual Net Sales of all Licensed Products under a given Licensed Program first achieve a Sales Milestone Event during a particular Calendar Year, Verastem will notify GenFleet thereof in the last Payment Report for such Calendar Year. Following GenFleet’s receipt of such Payment Report, GenFleet will invoice Verastem for the applicable Sales Milestone Payment and Verastem will pay to GenFleet such Sales Milestone Payment within [***] days after receipt of such an undisputed invoice in accordance with Section 9.8.1 (Currency; Payment Method).

9.5.	Royalties.
9.5.1.

Royalty Rates. On a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term, Verastem will pay to GenFleet royalties on Annual Net Sales of such Licensed Product in a given country in the Territory equal to the portions of Annual Net Sales of such Licensed Product set forth in Table 9.5.1 (Royalties) multiplied by the applicable royalty rate set forth in Table 9.5.1 (Royalties) for such portion of Annual Net Sales of such Licensed Product in a given country in the Territory, as may be reduced in accordance with Section 9.5.3 (Royalty Reduction).

Table 9.5.1 – Royalties*
Annual Net Sales in the Territory for a Licensed Product in a Calendar Year	Royalty Rate
(i) Portion of Annual Net Sales in the Territory of a Licensed Product in a given Calendar Year up to and including [***]	[***]
(ii) Portion of Annual Net Sales in the Territory of a Licensed Product in a given Calendar Year above [***]	[***]

*For the avoidance of doubt, Annual Net Sales for purposes of each of the royalty tiers set forth in Table 9.5.1 will include Net Sales by Sublicensees of Verastem.

9.5.2.

Royalty Term. Verastem’s royalty obligations to GenFleet under Section 9.5.1 (Royalty Rates) will apply, on a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term for such Licensed Product in such country in the Territory. Following the expiration of the applicable Royalty Term for a given Licensed Product in a given country, the license granted to Verastem under this Agreement with respect to such Licensed Product in such country will become fully paid-up, perpetual, irrevocable, and royalty-free in accordance with Section 14.6.1(a) (Upon Expiration).

9.5.3.	Royalty Reductions. Notwithstanding the foregoing:
(a)

Expiration of Valid Claim. If, on a country-by-country and Licensed Product- by-Licensed Product basis, pursuant to Section 9.5.1 (Royalty Rates), any royalties are payable on Annual Net Sales of a Licensed Product in any country in the Territory where there is no GenFleet Patent Right containing a Valid Claim Covering such Licensed Product in such country in the Territory (i.e., royalties are payable on Annual Net Sales of a Licensed Product in a country in the Territory on the basis of clauses (b) or (c) in the definition of Royalty Term), then, except as otherwise set forth in this Section 9.5.3 (Royalty Reductions), the royalty rates otherwise payable with respect to Annual Net Sales of such Licensed Product in such country pursuant to this Section 9.5 (Royalties) will be reduced by [***].

(b)

Generic Competition. On a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term, upon the first sale of a Generic Product with respect to such Licensed Product in such country in the Territory, the royalty rates otherwise payable with respect to Annual Net Sales of such Licensed Product in such country pursuant to this Section 9.5 (Royalties) will be reduced by [***].

(c)

Blocking Third Party Technology. If, after the Effective Date, Verastem or any of its Affiliates or Sublicensees obtains a right or license under any Patent Right owned, Controlled, or otherwise held for use by a Third Party in a particular country that is necessary (as determined by Verastem or such Affiliate or Sublicensee acting in good faith) to Exploit any Licensed Compound or Licensed Product in the Field in the Territory, including pursuant to Section 2.6 (Third Party Technology), then Verastem may deduct from the royalty payments that are otherwise due to GenFleet pursuant to this Section 9.5 (Royalties) [***] of all payments paid by Verastem or any of its Affiliates or Sublicensees to such Third Party.

(d)

Royalty Floor. In no event will the royalty payments otherwise due to GenFleet in a particular Calendar Year be reduced by Section 9.5.3(a)-(c) (Royalty Reductions) above, in the aggregate, by more than [***] of the amount that would otherwise be due in such Calendar Year. Notwithstanding the foregoing, if Verastem is unable to fully offset deductions against royalty payments that would otherwise have been permitted pursuant to Section 9.5.3(a)-(c) (Royalty Reductions) above due to the operation of the foregoing floor, then Verastem will have the right to carry forward any such amounts subsequent royalty payments in future Calendar Years until the full reduction has been recognized.

9.5.4.

Invoicing and Payment of Royalties. Following GenFleet’s receipt of a Payment Report reporting Annual Net Sales for a Calendar Year, GenFleet will invoice Verastem for the applicable royalty payment due with respect to such Annual Net Sales and Calendar Year and Verastem will pay to GenFleet such royalty payment within [***] days after receipt of such an undisputed invoice in accordance with Section 9.8.1 (Currency; Payment Method).

9.6.	Sublicense Fee.
9.6.1.

Payment of Sublicense Fee. In the event that Verastem grants a sublicense to a Third Party pursuant to Section 2.4 (Sublicensing) for all Development and Commercialization rights in any of the US, the EU (including the United Kingdom) or Japan, then Verastem will pay to GenFleet the applicable percentage set forth in Table 9.6.1 (Sublicense Fee) of any upfront payment received by Verastem under the applicable sublicense agreement executed during the applicable period set forth in Table 9.6.1 (Sublicense Fee) (such payment, the “Sublicense Fee”); provided that, such Sublicense Fee will only apply with respect to the Additional Programs (and not the Initial Program):

Table 9.6.1 – Sublicense Fee
Event	Sublicense Fee
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

9.6.2.	Apportionment.
(a)	Multiple Licensed Products. [***].
(b)

Third Party Rights. In the event that any sublicense agreement transfers rights under the GenFleet Technology together with intellectual property rights owned, Controlled, or held for use by Verastem other than pursuant to this Agreement, whether proprietary to Verastem or obtained from a Third Party, then the upfront payment for purposes of determining the Sublicense Fee will exclude consideration received by Verastem from a Sublicensee in consideration for such other intellectual property rights (as reasonably determined by Verastem).

9.6.3.

Invoicing and Payment of Sublicense Fee. Following GenFleet’s receipt of notice from Verastem that Verastem has granted a sublicense for which a Sublicense Fee would apply, GenFleet will invoice Verastem for the applicable Sublicense Fee and Verastem will pay to GenFleet such Sublicense Fee within [***] days after receipt of such an undisputed invoice in accordance with Section 9.8.1 (Currency; Payment Method).

9.7.	Payment Reports. Within [***] days after the end of each Calendar Year, commencing upon the earlier of

(a) the first Calendar Year in which Verastem or its Affiliates would owe a Sublicense Fee, or (b) the First Commercial Sale of a Licensed Product in a country in the Territory, Verastem will submit to GenFleet a written report in respect of such Calendar Year (each, a “Payment Report”), which report will include for such Calendar Year, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) the upfront payment received by Verastem or its Affiliates under a sublicense agreement; (ii) a calculation of the Sublicense Fee due for such sublicense agreement; (iii) the amount of gross sales (in U.S. dollars) of Licensed Products sold by Verastem and its Affiliates in the Territory; (iv) an itemized calculation of Annual Net Sales by Verastem and its Affiliates showing deductions provided for in the definition of Net Sales; (v) a calculation of the royalty payment due on such Annual Net Sales; and (vi) the calculation and application of the reductions, if any, made pursuant to Section 9.5.3 (Royalty Reductions). Each Payment Report will be the Confidential Information of Verastem.

9.8.	Additional Payment Terms.
9.8.1.

Currency; Payment Method. All payments under this Agreement are expressed in U.S. Dollars and will be paid in U.S. Dollars, in immediately available funds by wire transfer to an account designated by GenFleet (which account GenFleet may update from time to time in writing). If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, such amounts will be converted to their U.S. Dollar equivalent using Verastem’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency expenses into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied. Calculation of Net Sales will exclude hedging and foreign exchange gain or loss realized through a hedging program.

9.8.2.

General Right to Reconcile Payments. Verastem will have the right to offset any amount owed by GenFleet to Verastem under or in connection with this Agreement which obligation is not being disputed by GenFleet in good faith, including in connection with any breach or indemnification obligation by GenFleet, against any payments owed by Verastem to GenFleet under this Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement or applicable law.

9.8.3.

Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***]; or (b) the maximum rate permitted by applicable law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.

9.9.	Records; Audit Rights.
9.9.1.

Records. Each Party will keep, and will cause its Affiliates and Sublicensees to keep, complete, true, and accurate books and records in accordance with its Accounting Standard in relation to this Agreement and Net Sales, royalty payments, Pre-Option Development Milestone Payments, Development and Commercialization Milestone Payments, Sales Milestone Payments, Sublicense Fees, and any other payments required hereunder, as applicable. Each Party will keep such books and records for at least three years following the Calendar Year to which they pertain or for such longer period of time as required under any applicable law.

9.9.2.

Audit Rights. Subject to the other terms of this Section 9.9.2 (Audit Rights), during the Term, at the request of a Party (the “Auditing Party”), which will not be made more frequently than [***] per Calendar Year, upon at least [***] days prior written notice from the Auditing Party, and at the expense of the Auditing Party, the other Party (the “Audited Party”) will permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited Party (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 9.9.1 (Records); provided that such audit right will not apply to records beyond three years from the end of the Calendar Year to which they pertain and that records for a particular period may only be audited once. Prior to its inspection, the Auditor will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article 13 (Confidentiality) and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 9.9.1 (Records). The Auditor will report to the Auditing Party only whether the particular amount being audited was accurate and, if not, the amount of any discrepancy and a reasonable summary of the reason for such discrepancy, and the Auditor will not report any other information to the Auditing Party. The Auditing Party will treat the results of the Auditor’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of Article 13 (Confidentiality). In the event such audit leads to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within [***] days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The Auditing Party will pay the full cost of the audit unless the underpayment of amounts due to the Auditing Party is greater than [***] of the amount due for the entire period being examined, in which case the Audited Party will pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by the Audited Party revealed by an examination will be paid by the Auditing Party within [***] days of the Auditing Party’s receipt of the applicable report.

9.9.3.

Records Final. Upon the expiration of [***] years following the end of a given Calendar Year, subject and without prejudice to the determination of any review commenced prior to such third anniversary pursuant to Section 9.9.2 (Audit Rights), the calculation of any amounts payable by a Party to the other Party with respect to such Calendar Year will not be subject to the audit provisions of this Section 9.9 (Records; Audit Rights).

9.10.	Taxes.
9.10.1.

Taxes on Income. Except as set forth in this Section 9.10 (Taxes), each Party will be solely responsible for the payment of any and all taxes levied on account of all payments it receives under this Agreement.

9.10.2.

Tax Withholding. If applicable laws require the withholding of taxes, then Verastem will make such withholding payments in a timely manner and will subtract the amount thereof from the payments to GenFleet. Verastem will promptly (as available) submit to GenFleet appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. Verastem will provide GenFleet reasonable assistance in order to allow GenFleet to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes that may apply to the payments under this Agreement. Without limiting the generality of the foregoing, if GenFleet is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding taxes, then it may deliver to Verastem or the appropriate governmental authority in the Territory the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Verastem of its obligation to withhold taxes. In such case, Verastem will apply the reduced rate of withholding, or not withhold, as the case may be, provided that Verastem is in receipt of evidence, in a form reasonably satisfactory to Verastem (e.g., GenFleet’s delivery of all applicable documentation) prior to the time that the applicable payments are due.

9.10.3.

Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

9.10.4.

VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added tax or similar payment (“VAT”) does not represent an unnecessary cost in respect of payments made under this Agreement. If any VAT is owing in any jurisdiction with respect to any such payment, then GenFleet will pay such VAT and such payment will be made after deduction of such VAT that is due specifically in relation to such payment to GenFleet under this Agreement. In the event that any deducted VAT is later recovered by GenFleet or its Affiliates, Verastem will promptly reimburse GenFleet for the deducted amount. In the event that any VAT is owing in any jurisdiction in respect of any such payment, GenFleet will provide to Verastem tax invoices showing the correct amount of VAT in respect of such payments hereunder.

9.10.5.	Tax Forms. GenFleet shall deliver to Verastem a valid, properly completed, duly executed applicable Internal Revenue Service Form W-8BEN-E.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1.	Intellectual Property Ownership.

10.1.1.

Background Technology. As between the Parties, each Party will retain all of its rights, title, and interests in and to all Know-How, Patent Rights, and other intellectual property rights that are Controlled by such Party or its Affiliates prior to the Effective Date or are otherwise conceived, discovered, developed, invented, created, or otherwise made or acquired by such Party or its Affiliates outside of the performance of activities under this Agreement, subject to any rights or licenses expressly granted by such Party to the other Party under this Agreement.

10.1.2.

GenFleet Collaboration Technology. As between the Parties, subject to any rights or licenses expressly granted by GenFleet to Verastem under this Agreement, GenFleet is and will be the sole owner of all GenFleet Collaboration Technology and will retain all of its rights, title, and interests thereto. To the extent that Verastem or any of its Affiliates acquires any rights, title, or interests in or to any GenFleet Collaboration Technology, Verastem for itself and on behalf of its Affiliates, hereby irrevocably assigns to GenFleet all such rights, title, and interests in and to all such GenFleet Collaboration Technology.

10.1.3.

Verastem Collaboration Technology. As between the Parties, subject to any rights or licenses expressly granted by Verastem to GenFleet under this Agreement, Verastem is and will be the sole owner of all Verastem Collaboration Technology and will retain all of its rights, title, and interests thereto. To the extent that GenFleet or any of its Affiliates acquires any rights, title, or interests in or to any Verastem Collaboration Technology, GenFleet for itself and on behalf of its Affiliates, hereby irrevocably assigns to Verastem all such rights, title, and interests in and to all such Verastem Collaboration Technology.

10.1.4.

Joint Collaboration Technology. As between the Parties, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement, the Parties will jointly own all Joint Collaboration Technology on an equal and undivided basis, including all rights, title, and interests thereto. Each Party, for itself and on behalf of its Affiliates, hereby assigns to the other Party an equal and undivided joint ownership interest in and to all Joint Collaboration Technology to be held in accordance with this Section 10.1.4 (Joint Collaboration Technology). Neither Party will have any obligation to account to the other Party for profits with respect to, or to obtain any consent of the other Party to license or Exploit, Joint Collaboration Technology by reason of joint ownership thereof in such Party’s territory (i.e., the Territory with respect to Verastem and the Retained Territory with respect to GenFleet), and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. For clarity, neither Party will have the right to Exploit the Joint Collaboration Technology in the other Party’s territory without the prior consent of such other Party.

10.1.5.

Disclosure and Inventorship. GenFleet will promptly disclose to Verastem in writing, and will cause its Affiliates to so disclose, the conception, discovery, development, invention, creation, or other making of any GenFleet Know-How or Joint Collaboration Know-How. Verastem will promptly disclose to GenFleet in writing, and will cause its Affiliates to so disclose, the conception, discovery, development, invention, creation, or other making of any Verastem Product Know-How or Joint Collaboration Know-How during the Term. Each Party will respond promptly to reasonable requests from the other Party for additional information relating to such disclosures. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

10.1.6.

Invention Assignments. Each Party will cause all employees and contractors who perform activities for such Party or its Affiliate under this Agreement to be under an obligation to assign their rights in any Know-How and other intellectual property rights resulting therefrom to such Party or its Affiliate. At the request of the Party controlling the relevant prosecution and maintenance, enforcement, or defense activities with respect to a Patent Right under this Agreement in accordance with this Article 10 (Intellectual Property), the other Party will require its employees and contractors who are inventors on any such Patent Right to cooperate and provide assistance to its employer or its Affiliate in relevant intellectual property-related matters, including by executing all appropriate documents, cooperating in discovery and, if legally required to continue any such enforcement activities, joining as a party to any action or providing a power of attorney solely for such purpose.

10.1.7.

Covenants in Support of Assignment.   Without  limiting  the  generality  of Section 10.1.6 (Invention Assignments), the Party required to assign to the other Party rights in any Patent Rights or Know-How under this Agreement (the “Assigned Technology” and the “Assigning Party,” and the “Owning Party,” respectively) will take (and cause its Affiliates, and their respective employees, agents, and contractors to take) such further actions reasonably requested by the Owning Party to evidence such assignment and to assist the Owning Party in obtaining Patent Rights and other intellectual property protection for such Assigned Technology, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by the Owning Party to establish, perfect, defend, or enforce its rights in any such Assigned Technology through prosecution of governmental filings, regulatory proceedings, litigation and other means, including through the filing, prosecution, maintenance, and enforcement of such Assigned Technology. Without limitation, the Assigning Party will cooperate with the Owning Party if the Owning Party applies for U.S. or foreign patent protection for such Assigned Technology and will obtain the cooperation of the individual inventors of any such Assigned Technology. If the Assigning Party is unable to assign any Assigned Technology, then the Assigning Party hereby grants and agrees to grant to the Owning Party a royalty-free, fully paid-up, exclusive (even as to the Assigning Party, subject to the terms of this Agreement, including the licenses granted to the Owning Party pursuant to Article 2 (Licenses and Option)), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Assigned Technology for any and all purposes.

10.2.	Prosecution and Maintenance.
10.2.1.

Verastem Product Patent Rights and Verastem Collaboration Patent Rights. As between the Parties, Verastem will have the sole right, but not the obligation, to control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office) of the Verastem Product Patent Rights and Verastem Collaboration Patent Rights, [***].

10.2.2.	GenFleet Patent Rights.
(a)

Prior to Option Effective Date. Prior to the Option Effective Date, as between the Parties, GenFleet will have the sole right, but not the obligation, in consultation with Verastem through the JSC, to control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office) the GenFleet Patent Rights for the Collaboration Program(s) both within and outside the Territory, [***].

(b)

Following Option Effective Date. Following the Option Effective Date for a Licensed Program, as between the Parties, Verastem will have the first right, but not the obligation, to control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office) of GenFleet Patent Rights for such Licensed Program in the Territory. If Verastem declines to file for, prosecute, or maintain (including defending or prosecuting oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office) any GenFleet Patent Right for such Licensed Program in the Territory, then it will give GenFleet reasonable notice thereof (in any event, sufficiently in advance to enable GenFleet to assume control of such filing, prosecution, or maintenance), and thereafter, GenFleet may, upon written notice to Verastem and at GenFleet’s cost and expense, control the filing for, prosecution, and maintenance of such GenFleet Patent Rights in the Territory in accordance with this Section 10.2.2 (GenFleet Patent Rights), mutatis mutandis. In the event GenFleet assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re-examinations, and other post- grant proceedings originating in a patent office) with respect to any GenFleet Patent Rights for such Licensed Program in the Territory, then Verastem will: (a) provide GenFleet with copies of any relevant communications, filings, drafts, and documents not previously provided to GenFleet as well as written notice of any pending deadlines or communications applicable thereto; and (b) execute and deliver any legal papers reasonably requested by GenFleet to effectuate transfer of control of the filing, prosecution, and maintenance of such GenFleet Patent Rights in the Territory (including papers that transfer any rights, title, and interests in or to the GenFleet Patent Rights to Verastem).

10.2.3.	Joint Collaboration Patent Rights.
(a)

Verastem First Right. Verastem will have the first right, but not the obligation, to control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re- examinations, and other post-grant proceedings originating in a patent office) the Joint Collaboration Patent Rights, both within and outside the Territory, [***].

(b)

GenFleet Step-In Right. If Verastem declines to file for, prosecute, or maintain (including defending or prosecuting oppositions, interferences, reissue proceedings, re-examinations, and other post-grant proceedings originating in a patent office) any Joint Collaboration Patent Right in the Retained Territory, then it will give GenFleet reasonable notice thereof (in any event, sufficiently in advance to enable GenFleet to assume control of such filing, prosecution, or maintenance), and thereafter, GenFleet may, upon written notice to Verastem and [***], control the filing for, prosecution, and maintenance of such Joint Collaboration Patent Rights in accordance with this Section 10.2.3 (Joint Collaboration Patent Rights), mutatis mutandis. In the event GenFleet assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re- examinations, and other post-grant proceedings originating in a patent office) with respect  to  any  Joint  Collaboration  Patent  Rights  pursuant  to  this

Section 10.2.3(b) (GenFleet Step-in Right), then Verastem will: (a) provide GenFleet with copies of any relevant communications, filings, drafts, and documents not previously provided to Verastem as well as written notice of any pending deadlines or communications applicable thereto; and (b) execute and deliver any legal papers reasonably requested by GenFleet to effectuate transfer of control of the filing, prosecution, and maintenance of such Joint Collaboration Patent Rights (including papers that transfer any rights, title, and interests in or to the Joint Collaboration Patent Rights to GenFleet).

10.2.4.

Cooperation. Each Party will reasonably cooperate with the other Party in the filing, prosecution, and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re- examinations, and other post-grant proceedings originating in a patent office) of the GenFleet Patent Rights and Joint Collaboration Patent Rights. Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review applications and other filings, and requiring inventors, contractors, employees, and consultants and agents of such Party and any of its Affiliates, and for the prosecuting Party and any of its Affiliates and Sublicensees, to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Patent Rights.

10.3.	Enforcement.
10.3.1.

Notification of Infringement. If GenFleet or Verastem becomes aware of any actual or suspected infringement of any GenFleet Patent Right or Joint Collaboration Patent Right (“Infringement”), then such Party will promptly notify the other Party, and following such notification, the Parties will confer.

10.3.2.

Verastem Product Patent Rights and Verastem Collaboration Patent Rights. As between the Parties, Verastem will have the sole right, but not the obligation, to bring an Infringement action with respect to Infringement of the Verastem Product Patent Rights or Verastem Collaboration Patent Rights [***], in its own name and in its own direction and control, and to settle any such action or preceding.

10.3.3.	GenFleet Patent Rights.
(a)

Prior to Option Effective Date. Prior to the Option Effective Date, GenFleet will have the sole right, but not the obligation, in consultation with Verastem through the JSC, to bring an Infringement action with respect to Infringement of the GenFleet Patent Rights for the Collaboration Program(s) in the Territory or Retained Territory [***], in its own name and in its own direction and control, and to settle any such action or proceeding subject to Section 10.5 (Settlement).

(b)

After Option Effective Date. Following the Option Effective Date for a Licensed Program, as between the Parties, Verastem will have the sole right, but not the obligation to bring an Infringement action with respect to Infringement of the GenFleet Patent Rights for such Licensed Program in the Territory [***], in its own name and in its own direction and control, and to settle any such action or proceeding subject to Section 10.5 (Settlement). In the event that Verastem (a) fails to bring an action with respect to such Infringement within [***] after a written request from GenFleet to do so (or such shorter period as may be required by applicable law), or (b) discontinues the prosecution of any such action after filing without abating such Infringement (including through settlement), then GenFleet will have the second right, but not the obligation, to bring an Infringement action with respect to such Infringement [***], in its own name, and under its own direction and control, or settle any such action or proceeding subject to Section 10.5 (Settlement).

10.3.4.

Joint Collaboration Patent Rights. Verastem will have the first right, but not the obligation, to bring an Infringement action with respect to Infringement of the Joint Collaboration Patent Rights in the Territory at its own expense, in its own name, and to settle any such action or proceeding subject to Section 10.5 (Settlement), provided that, Verastem will keep GenFleet reasonably informed with respect thereto, and Verastem will consider any comments from GenFleet in good faith and will reasonably incorporate such comments where appropriate. In the event Verastem (a) fails to bring an action with respect to such Infringement within 60 days after a written request from GenFleet to do so (or such shorter period as may be required by applicable law), or (b) discontinues the prosecution of any such action after filing without abating such Infringement (including through settlement), then GenFleet will have the second right, but not the obligation, to bring an Infringement action with respect to such Infringement [***], in its own name, and under its own direction and control, or settle any such action or proceeding subject to Section 10.5 (Settlement).

10.3.5.

Cooperation; Assistance.  Regardless of which Party exercises its right under this Section 10.3 (Enforcement) to bring an action with respect to Infringement, the other Party and its Affiliates will reasonably assist such enforcing Party in any action or proceeding being defended or prosecuted if so requested. The non-enforcing Party will have the right to be represented in such action by counsel of its own choice, and will join such suit if deemed a necessary party.

10.3.6.

Recoveries. If either Party exercises the rights conferred under this Section 10.3 (Enforcement) to bring an action with respect to Infringement and recovers any Damages, payments, or other sums in such action or proceeding or in settlement thereof, then such Damages or other sums recovered will [***].

10.4.	Defense and Settlement of Third Party Claims.
10.4.1.

Notice. If any Compound or Product becomes the subject of a Third Party’s claim or assertion of infringement, misappropriation, or other violation of a Third Party’s intellectual property rights, the Party first having notice of the claim or assertion will promptly notify the other Party.

10.4.2.

Right to Defend. Except as otherwise provided in Article 12 (Indemnification): (a) Verastem will have the sole right, but not the obligation, to defend (or, subject to Section 10.5 (Settlement), elect to settle) any such Third Party claim or assertion that the Exploitation of a Compound or Product in the Territory infringes, misappropriates, or otherwise violates a Third Party’s intellectual property, at its own expense; and (b) GenFleet will have the sole right, but not the obligation, to defend (or, subject to Section 10.5 (Settlement), elect to settle) any such Third Party claim or assertion that the Exploitation of a Compound or Product in the Retained Territory infringes, misappropriates, or otherwise violates a Third Party’s intellectual property, at its own expense. The non-defending Party will reasonably cooperate with the other Party conducting the defense of the claim or assertion. The non-defending Party will have the right to be represented in such action by counsel of its own choice, and will join such suit if deemed a necessary party.

10.4.3.

Recoveries. Any recovery (including any settlement) received as a result of any action under this Section 10.4 (Defense and Settlement of Third Party Claims) will be allocated pursuant to Section 10.3.6 (Recoveries), mutatis mutandis.

10.5.

Settlement.  Neither Party will enter into any settlement of any claim described in Section 10.3 (Enforcement) or Section 10.4 (Defense and Settlement of Third Party Claims) that limits or otherwise adversely affects the other Party’s rights or interests under this Agreement (including by admitting that any GenFleet Patent Right or Joint Collaboration Patent Right is invalid or unenforceable), admits fault of the other Party, or imposes any monetary or other obligations on the other Party without such other Party’s written consent (not to be unreasonably withheld, conditioned, or delayed).

10.6.	Product Marks.
10.6.1.

Global Brand Elements. GenFleet acknowledges that Verastem may elect to develop and adopt certain distinctive Trademarks, designs, or copyrights to be used in connection with the Commercialization of the Licensed Products on a global basis (such branding elements, collectively, the “Global Brand Elements”). As between the Parties, Verastem will be the sole and exclusive owner of all Global Brand Elements. If Verastem so elects, then: (a) Verastem and GenFleet will negotiate in good faith and enter into a trademark license agreement pursuant to which Verastem will grant to GenFleet the non-exclusive right to use such Global Brand Elements solely to Commercialize Licensed Products in the Retained Territory, and (b) GenFleet will Commercialize the Licensed Product in the Retained Territory in a manner consistent with such Global Brand Elements. Notwithstanding the foregoing, in the event no such Global Brand Elements exist at the time GenFleet intends to begin Commercializing Licensed Products in the Retained Territory, then GenFleet shall promptly notify Verastem, and the Parties will discuss, through the JSC, and mutually agree on a joint global branding and marketing strategy with respect to the Commercialization of the applicable Licensed Products throughout each of their respective territories.

10.6.2.

Selection of Product Marks in the Territory. Verastem will have the sole and exclusive right, but not the obligation, to brand and promote the Licensed Products in the Territory using Trademarks, designs, and copyrights it determines appropriate in its sole discretion for the Licensed Products, which may vary within the Territory (each, a “Product Mark”). Verastem will own all rights, title and interests in and to the Product Marks and Global Brand Elements, and all goodwill in the Product Marks and Global Brand Elements will inure to the benefit of Verastem. Verastem will have the sole and exclusive right and responsibility to register, maintain, defend, and enforce the Product Marks and Global Brand Elements both within and outside the Territory to the extent it determines reasonably necessary. Except as otherwise agreed in writing by both Parties, Verastem does not grant to GenFleet, by implication, estoppel, or otherwise, any license to any Product Mark or Global Brand Element. GenFleet and its Affiliates will not, and will ensure that its Sublicensees and contractors do not, directly or indirectly or through any Third Party, file any application to register or register any Product Mark or Global Brand Element within or outside the Territory. To the extent GenFleet or any of its Affiliates, Sublicensees, or contractors acquires any rights, title, or interests in or to any Product Mark or Global Brand Element, including any Trademark registration or application therefor or goodwill associated therewith, GenFleet will, and hereby does, and will cause its Affiliates, Sublicensees, and contractors to, assign the same to Verastem. GenFleet will not attack, dispute, or contest the validity or ownership of any Product

Mark or Global Brand Element, or any registrations issued or issuing with respect thereto, whether inside or outside the Territory.

10.7.

Patent Marking. Each Party agrees to mark all Licensed Products with the appropriate patent numbers to the extent the applicable Party does so for its other products on a country-by-country basis or as required by the applicable law of a country in which a Licensed Product is sold.

10.8.

Patent Right Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, then Verastem will have the sole right to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend. GenFleet and any of its Affiliates will reasonably cooperate with Verastem so as to enable Verastem to exercise its rights under this Section 10.8 (Patent Right Term Extension). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, contractors, employees, consultants and agents of GenFleet or any of its Affiliates to execute all documents, as reasonable and appropriate so as to enable Verastem to exercise its rights under this Section 10.8 (Patent Right Term Extension).

10.9.	Regulatory Exclusivity. Verastem will have the sole right to seek and maintain all Regulatory Exclusivity periods that may be available for the Licensed Products in the Field in the Territory.
10.10.

CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke this Agreement as a “joint research agreement” pursuant to the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) without the prior written consent of the other Party.

ARTICLE 11
REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1.	Representations and Warranties Verastem. Verastem hereby represents and warrants to GenFleet, as of the Effective Date, that:
11.1.1.

Corporate Existence and Power. Verastem is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses and rights granted by it hereunder.

11.1.2.

Authority. Verastem has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder (including granting the licenses and rights granted by it hereunder), and Verastem has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

11.1.3.

Binding Agreement. This Agreement has been duly executed and delivered on behalf of Verastem, and constitutes a legal, valid, and binding obligation of Verastem that is enforceable against it in accordance with its terms.

11.1.4.	No Conflict. The execution, delivery, and performance of this Agreement by Verastem does not breach, violate, or conflict with any agreement or any provision thereof (including any confidentiality or non-competition obligation, any exclusivity obligation, or any provisions with respect to the ownership, prosecution, maintenance, enforcement, and defense of intellectual property rights), or any instrument or understanding, oral or written, to which Verastem (or any of its Affiliates) is a party or by which Verastem (or any of its Affiliates) is bound, nor violate any applicable law.

11.1.5.

Government Authorization. No government authorization, consent, approval, license, exemption of or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable law, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by Verastem of its obligations under this Agreement, except as may be required to Develop (including to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials), Manufacture, Commercialize, or otherwise Exploit Compounds or Products.

11.1.6.

Third Party Consent. Verastem has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to Develop (including to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials), or to Manufacture, Commercialize, or otherwise Exploit Compounds or Products.

11.1.7.

No Debarment. Neither Verastem nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of applicable law outside the United States or is listed on any excluded list. Neither Verastem nor any of its Affiliates has, to its knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of applicable law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of applicable law outside the United States, or listed on any excluded list.

11.1.8.

Bankruptcy; Insolvency. Verastem and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country, or other jurisdiction, and it is not aware of any facts or circumstances that could result in Verastem or any of its Affiliates becoming or being declared insolvent, bankrupt, or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

11.2.

Representations and Warranties of GenFleet. GenFleet hereby represents and warrants to Verastem, (a) as of the Effective Date, except as set forth on Schedule 11.2 (Exceptions to Representations and Warranties of GenFleet), and (b) as of each Option Effective Date except as disclosed to Verastem in writing (including in the applicable Option Data Package), that:

11.2.1.

Corporate Existence and Power. GenFleet is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses and rights granted by it hereunder.

11.2.2.

Authority. GenFleet has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder (including granting the licenses and rights granted by it hereunder), and GenFleet has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

11.2.3.

Binding Agreement. This Agreement has been duly executed and delivered on behalf of GenFleet, and constitutes a legal, valid, and binding obligation of GenFleet that is enforceable against it in accordance with its terms.

11.2.4.

No Conflict. The execution, delivery, and performance of this Agreement by GenFleet does not breach, violate, or conflict with any agreement or any provision thereof (including any confidentiality or non-competition obligation, any exclusivity obligation, or any provisions with respect to the ownership, prosecution, maintenance, enforcement, and defense of intellectual property rights), or any instrument or understanding, oral or written, to which GenFleet (or any of its Affiliates) is a party or by which GenFleet (or any of its Affiliates) is bound, nor violate any applicable law.

11.2.5.

Government Authorization. No government authorization, consent, approval, license, exemption of or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable law, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by GenFleet of its obligations under this Agreement, except as may be required to Develop (including to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials), Manufacture, Commercialize, or otherwise Exploit Collaboration Compounds, Licensed Compounds, Collaboration Products, or Licensed Products.

11.2.6.

Third Party Consent. GenFleet has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to Develop (including to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials), or to Manufacture, Commercialize, or otherwise Exploit Collaboration Compounds, Licensed Compounds, Collaboration Products, or Licensed Products.

11.2.7.

No Debarment. Neither GenFleet nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of applicable law outside the United States or is listed on any excluded list. Neither GenFleet nor any of its Affiliates has, to its knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of applicable law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of applicable law outside the United States, or listed on any excluded list.

11.2.8.

Bankruptcy; Insolvency. GenFleet and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country, or other jurisdiction, and it is not aware of any facts or circumstances that could result in GenFleet or any of its Affiliates becoming or being declared insolvent, bankrupt, or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

11.2.9.

No Conflicts. GenFleet has the full right, power, and authority to grant all of the rights and licenses granted to GenFleet under this Agreement. Neither GenFleet nor its Affiliates have assigned, transferred, conveyed, or granted any right or license, or committed to assign, convey, transfer, or grant any right or license, to any Third Party, or made or committed to make any covenant to any

Third Party relating to any of the GenFleet Technology, in each case, that would conflict with or limit the scope of any of the rights or licenses granted to Verastem hereunder.

11.2.10.

Sufficiency. The GenFleet Technology constitutes all Patent Rights and Know-How Controlled by GenFleet or any of its Affiliates that are necessary or useful for the Exploitation of the Compound or Product in the Field in the Territory. Neither GenFleet nor its Affiliates has knowledge of any Patent Right or Know-How Controlled by a Third Party that is necessary for the Exploitation of the Compound or Product in the Field in the Territory.

11.2.11.

Ownership. GenFleet is the sole and exclusive owner of the GenFleet Technology, free and clear of all liens, charges, encumbrances, licenses, or security interests, including any claims by any governmental authority or academic or non-profit institution. GenFleet does not Control any GenFleet Technology pursuant to an In-License. Neither GenFleet nor any of its Affiliates owns or holds rights to any Patent Rights or Know-How that would otherwise qualify as GenFleet Technology but for the fact that GenFleet or such Affiliate does not own or otherwise Control such Patent Right or Know-How.

11.2.12.	GenFleet Patent Rights. Schedule 1.69 (GenFleet Patent Rights) sets forth a complete and accurate list of all GenFleet Patent Rights existing as of the Effective Date.
11.2.13.

Existing In-Licenses. GenFleet has provided Verastem with true, complete and correct copies of each In-License entered into by GenFleet prior to the Effective Date and, as applicable, during the Discovery Period, a list which is attached hereto as Schedule 11.2.13 (Existing In-Licenses).

11.2.14.

Litigation and Disputes. There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings, or governmental investigations pending or, to GenFleet’s knowledge, threatened against GenFleet or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of GenFleet to consummate or perform the transactions and obligations contemplated under this Agreement, or which would affect the GenFleet Technology, GenFleet’s Control thereof, or any Compounds or Products.

11.2.15.

No Infringement or Misappropriation. GenFleet has not misappropriated, or, to GenFleet’s knowledge, infringed or otherwise violated any intellectual property (including any Patent Right or Know-How) of a Third Party in connection with Developing the GenFleet Technology or Exploiting the Compounds or Products. Neither GenFleet nor its Affiliates have received any notice, written or otherwise, of any claim that any Patent Right or Know-How (including any trade secret right) Controlled by a Third Party would be infringed, misappropriated, or otherwise violated by the performance of the activities hereunder or by the Exploitation of the Compounds or Products in the Field in the Territory. To GenFleet’s knowledge, the use and practice of the GenFleet Technology as contemplated by this Agreement does not and will not infringe, misappropriate, or otherwise violate any intellectual property right (including any Patent Right or Know-How) of any Third Party. To GenFleet’s knowledge, no Third Party is infringing, misappropriating, or otherwise violating, or threatening to infringe, misappropriate, or otherwise violate, the GenFleet Technology.

11.2.16.

Validity and Enforceability of GenFleet Patent Rights. All GenFleet Patent Rights existing as of the Effective Date: (a) have been and, in the case of pending patent applications are being, diligently prosecuted in the respective patent offices in accordance with applicable law and the policies and procedures of the applicable patent office; (b) have been and, in the case of pending patent applications are being, filed and maintained in accordance with applicable law and the policies and procedures of the applicable patent office; and (c) all applicable fees have been paid on or before the due date for payment. All GenFleet Patent Rights are subsisting and, to GenFleet’s knowledge, are not invalid or unenforceable, in whole or in part. There are no oppositions, nullity actions, interferences, inter partes reexaminations, inter partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or, to GenFleet’s knowledge, threatened, in writing (but excluding office actions or similar communications issued by the United States Patent Right and Trademark Office or any analogous foreign governmental authority) claiming that a GenFleet Patent Right is invalid or unenforceable. The inventorship of each GenFleet Patent Right is properly identified on the filed patent documents for such Patent Right. No dispute regarding inventorship or ownership has been alleged or threatened with respect to any GenFleet Patent Right.

11.2.17.

Third Party Agreements and Other Restrictions. There are no exclusivity provisions or any other restrictions in any agreement between GenFleet or its Affiliates, on the one hand, and any Third Party, on the other hand, that would limit either Party’s ability to Exploit the Compounds or Products in the Field in the Territory. Neither GenFleet nor any of its Affiliates are delinquent in any payment obligations to any Third Party, or engaged in any dispute with any Third Party, that would limit either Party’s ability to Exploit the Compounds or Products in the Field in the Territory.

11.2.18.

Technology Assignment. GenFleet and its Affiliates have obtained from all individuals who participated in any respect in the invention, authorship, or other creation of any GenFleet Technology valid and enforceable written assignments of all rights of such individuals in such GenFleet Technology. All of GenFleet’s and its Affiliates’ employees, officers, contractors, and consultants have executed valid and enforceable written agreements requiring assignment to GenFleet or its Affiliates, as applicable, of all rights, title, and interests in and to inventions made during the course of and as the result of this Agreement. No employee, officer, contractor, or consultant of GenFleet or its Affiliates is subject to any agreement with any other Third Party that requires such employee, officer, contractor, or consultant to assign or otherwise transfer any interest in any GenFleet Technology to any Third Party.

11.2.19.

Government Funding. No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any GenFleet Technology. No Person who was involved in, or who contributed to, the creation or development of any GenFleet Technology has performed services for the government, university, college, or other educational institution or research center in a manner that would affect GenFleet’s or any of its Affiliates’ rights in the GenFleet Technology. The inventions claimed, covered or encompassed by the GenFleet Technology: (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States (or any agency thereof) or the government of any other country; (b) are not a “subject invention” as that term is described in 35 U.S.C. §201(e); (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. §§200-212, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; (d) in the case of clauses

(b)or (c), are not subject to similar obligations or restrictions under the applicable law of any other country; and (e) are not the subject of any licenses, options, or other rights of any governmental authority, within or outside the United States.

11.2.20.

Manufacturing. GenFleet, and Third Party Manufacturers engaged by GenFleet, possess all permits, licenses, and other authorizations required to be held or maintained for the Manufacture and supply of the Compounds and Products.

11.2.21.

Protection of Trade Secrets. GenFleet and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all GenFleet Know-How that constitutes trade secrets under applicable law, including by requiring all employees, consultants, and contractors to execute binding and enforceable agreements requiring all such employees, consultants, and contractors to maintain the confidentiality of all such GenFleet Know-How.

11.2.22.

Compliance with Applicable Law. GenFleet and its Affiliates have conducted, and, to GenFleet’s knowledge, their respective contractors and consultants have conducted prior to such date all Exploitation of the Compounds and Products in accordance with all applicable law, including GLP, GCP, and GMP (as applicable) and applicable local and other anti-corruption or anti-bribery laws (including, as applicable, the provisions of the FCPA, the U.K. Anti-Bribery Act, and the Anti- Corruption Act of the PRC).

11.2.23.

Anti-Corruption Compliance. GenFleet and its Affiliates and, to GenFleet’s knowledge, contractors, have not performed any actions that are prohibited by applicable local and other anti- corruption or anti-bribery laws (including, as applicable, the provisions of the FCPA, the U.K. Anti- Bribery Act, and the Anti-Corruption Act of the PRC). Without limiting the generality of the foregoing, GenFleet and its and its Affiliates’ employees and contractors have not, directly or indirectly through Third Parties, paid, promised or offered to pay, or authorized the payment of, any money or given any promise or offered to give, or authorized the giving of, anything of value (including any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit) to a Public Official or Entity or other Person for purpose of improperly obtaining or retaining business for or with, or directing business to, any Person, or otherwise in a manner that would violate applicable local and other anti-corruption or anti-bribery laws (including the provisions of the FCPA, the U.K. Anti-Bribery Act, and the Anti-Corruption Act of the PRC).

11.3.	Covenants of GenFleet. GenFleet covenants to Verastem that, during the Term:
11.3.1.

No Misappropriation. GenFleet and its Affiliates will not misappropriate the trade secrets or other rights or property of any Third Party in the conception, development, and reduction to practice of any GenFleet Technology or the Exploitation of the Compounds or Products.

11.3.2.

In-Licenses. GenFleet and its Affiliates will: (a) remain in compliance in all respects with, and not, without Verastem’s written consent, amend in a manner that adversely affects the rights granted to Verastem hereunder or GenFleet’s ability to fully perform its obligations hereunder, in each case, any Third Party agreements entered into by GenFleet prior to the Effective Date or during the Term pursuant to which GenFleet Controls any GenFleet Technology (each, an “In-License”);

(b)provide prompt notice to Verastem of any alleged breach or default of any In-License; and (c) in the event of a breach or default by GenFleet of any In-License and failure by GenFleet to cure such breach or default in a timely manner, permit Verastem to cure such breach on GenFleet’s behalf upon Verastem’s reasonable written request.

11.3.3.

Anti-Corruption Compliance. GenFleet will maintain an anti-corruption policy during the Term. GenFleet and its Affiliates will not, and will use reasonable efforts to ensure that its Sublicensees and contractors will not, in the performance of this Agreement, perform any actions that are prohibited by applicable local and other anti-corruption or anti-bribery laws or regulations (including, as applicable, the provisions of the FCPA, the U.K. Anti-Bribery Act, and the Anti- Corruption Act of the PRC). Without limiting the generality of the foregoing, during the Term, GenFleet and its and its Affiliates’ employees and contractors will not, in connection with activities performed under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of, anything of value (including any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit) to a Public Official or Entity or other Person for purpose of improperly obtaining or retaining business for or with, or directing business to, any Person, or otherwise in a manner that would violate applicable local and other anti- corruption or anti-bribery laws or regulations (including, as applicable, the provisions of the FCPA, the U.K. Anti-Bribery Act, and the Anti-Corruption Act of the PRC).

11.4.	Mutual Covenants. Each Party covenants to the other Party that, during the Term:
11.4.1.

Compliance with Applicable Law. Such Party and its Affiliates will perform its all activities contemplated by this Agreement (including the practice of the GenFleet Technology and the Exploitation of the Collaboration Compound, Licensed Compound, Collaboration Product, or Licensed Product (as applicable) within and outside the Territory) in compliance with all applicable law, including, to the extent applicable, applicable local and other anti-corruption or anti-bribery laws or regulations, GCP, GLP and GMP (as applicable), and otherwise in accordance with good scientific, clinical and manufacturing practices and applicable industry ethical codes, and will cause its Sublicensees and contractors to comply with the same. No Party will be required to take any action under this Agreement that would, on written advice of counsel, require such Party to violate such applicable law or regulation.

11.4.2.

No Debarment. Such Party and its Affiliates will not employ, or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities contemplated by this Agreement.

11.4.3.

No Conflicts. Such Party and its Affiliates will not enter into any agreement, contract, commitment, or other arrangement, or otherwise take any action or fail to take any action, that could reasonably be expected to conflict with the rights granted to the other Party hereunder or otherwise prevent the other Party or its Affiliates from exercising the rights granted to it hereunder.

11.4.4.

Government Authorization. Such Party will maintain all permits, licenses, registrations, and other forms of authorizations and approvals from any governmental authority or Regulatory Authority that are necessary or required to be obtained or maintained by such Party in order for such Party to perform its obligations hereunder in a manner which complies with all applicable law (including GCP, GLP, and GMP, as applicable).

11.5.

NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS RIGHTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT RIGHT OR OTHER INTELLECTUAL PROPERTY RIGHT. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY LICENSED PRODUCT OR DEVELOP, ACHIEVE REGULATORY APPROVAL FOR, MANUFACTURE, COMMERCIALIZE OR OTHERWISE EXPLOIT ANY COLLABORATION PRODUCT OR LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH COLLABORATION PRODUCT OR LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 12
INDEMNIFICATION

12.1.

Indemnification by GenFleet. Subject to the remainder of this Article 12 (Indemnification), GenFleet will defend, indemnify, and hold harmless Verastem, its Affiliates, and its and their respective officers, directors, employees, agents, successors, and assigns (each, a “Verastem Indemnitee”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based on:

12.1.1.	the Exploitation of Collaboration Compounds, Licensed Compounds, Collaboration Products, or Licensed Products by or on behalf of GenFleet or any of its Affiliates or any Third Party;
12.1.2.	any breach by GenFleet of any of its representations, warranties, covenants, agreements, or obligations under this Agreement;
12.1.3.	any claim that the practice of the GenFleet Technology infringes, misappropriates or otherwise violates any intellectual property rights owned or possessed by any Third Party;
12.1.4.

any claims of any nature arising out of any Exploitation of any Compound or Product by or on behalf of GenFleet or its Affiliates after the effective date of expiration or termination of this Agreement;

12.1.5.

the gross negligence, recklessness, or willful misconduct of GenFleet or its Affiliates or its or their respective directors, officers, employees, or agents, in connection with GenFleet’s performance of its obligations under this Agreement; or

12.1.6.	violation of applicable law by GenFleet, its Affiliates, licensees, Sublicensees, or contractors in connection with the performance of its obligations or exercise of its rights under this Agreement;

provided, however, that, in each case, such indemnity will not apply to the extent Verastem has an indemnification obligation pursuant to Section 12.2 (Indemnification by Verastem) for such Damages.

12.2.

Indemnification by Verastem. Subject to the remainder of this Article 12 (Indemnification), Verastem will defend, indemnify, and hold harmless GenFleet, its Affiliates, and its and their respective officers, directors, employees, agents, successors, and assigns (each, a “GenFleet Indemnitee”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based on:

12.2.1.	the Exploitation of Collaboration Compounds, Licensed Compounds, Collaboration Products, or Licensed Products by or on behalf of Verastem or any of its Affiliates or Sublicensees;
12.2.2.	any breach by Verastem of any of its representations, warranties, covenants, agreements, or obligations under this Agreement;
12.2.3.

the gross negligence, recklessness, or willful misconduct of Verastem or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Verastem’s performance of its obligations under this Agreement; or

12.2.4.	violation of applicable law by Verastem, its Affiliates, Sublicensees, or contractors in connection with the performance of its obligations or exercise of its rights under this Agreement;

provided, however, that, in each case, such indemnity will not apply to the extent GenFleet has an indemnification obligation pursuant to Section 12.1 (Indemnification by GenFleet) for such Damages.

12.3.

Indemnification Procedures. The Party claiming indemnity under this Article 12 (Indemnification) (the “Indemnified Party”) will provide written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third Party Claim for which indemnity is being sought. The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 12.1 (Indemnification by GenFleet) or Section 12.2 (Indemnification by Verastem), as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to this Section 12.3 (Indemnification Procedure) results in actual prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 12.3 (Indemnification Procedures) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Third Party Claim for which indemnity is being sought by giving written notice to the Indemnified Party within 30 days after receipt of the notice of the Third Party Claim. The assumption of defense of the Third Party Claim will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor will it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party will have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnifying Party will not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, then (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 12 (Indemnification) to obtain indemnification from the Indemnified Party.

12.4.Limitation of Liability. NEITHER OF THE PARTIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, LOST REVENUES, AND LOST OPPORTUNRITY), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.NOTWITHSTANDING  THE  FOREGOING,  NOTHING  IN  THIS SECTION 12.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT:

(A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 (INDEMNIFICATION BY GENFLEET) OR SECTION 12.2 (INDEMNIFICATION BY VERASTEM), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; (B) THE LIABILITY OF GENFLEET FOR BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.3.1 (GENFLEET EXCLUSIVITY); (C) DAMAGES AVAILABLE FOR A PARTY’S OR ITS AFFILIATE’S GROSS NEGLIGENCE, RECKLESSNESS, INTENTIONAL MISCONDUCT, OR FRAUD; OR (D) LIABILITY OF EITHER PARTY FOR BREACH OF Article 13 (CONFIDENTIALITY).

12.5.

Insurance. Each Party will procure and maintain comprehensive general liability operations insurance, adequate to cover its obligations hereunder and that is at all times sufficient to cover its obligations. During the period in which any Collaboration Product or Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement, the Parties shall maintain clinical trial liability insurance coverage in an amount of at least [***] per loss occurrence for any period during which the Parties or their Affiliates or any of their Sublicensees are conducting a clinical trial and [***] for any period during which the Parties or their Affiliates or any of their Sublicensees are selling Collaboration Product(s) or Licensed Product(s). The Parties shall maintain workers’ compensation insurance in accordance with statutory requirements not less than [***]. Each of the above insurance policies shall be primary insurance. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12 (Indemnification). GenFleet shall name Verastem as an additional insured by endorsement on product liability insurance policies and shall carry insurance with insurance companies with an A.M. Best’s rating of A-VII or better. Each Party will provide the other Party with written evidence of such insurance upon request. Each Party will provide the other Party with written notice at least 30 days prior to the cancellation, nonrenewal, or material change in such insurance that materially adversely affects the rights of the other Party hereunder. Notwithstanding any provision to the contrary set forth in this Agreement, Verastem may self-insure in whole or in-part the insurance requirements described in this Section 12.5 (Insurance) in accordance with its own internal policies for self-insurance.

ARTICLE 13
CONFIDENTIALITY

13.1.

Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed to by the Parties in writing, during the Term and for seven years thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement (a) the terms of this Agreement or (b) any information and materials furnished to the receiving Party by or on behalf of the disclosing Party or any of its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”); provided that, for any Confidential Information that constitutes trade secrets of the disclosing Party, the obligations set forth in this Article 13 (Confidentiality) will continue for as long as such Confidential Information remains trade secrets pursuant to applicable law. Confidential Information of a Party or any of its Affiliates will include all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (i) is marked as “Confidential,” “Proprietary,” or with a similar designation at the time of disclosure, or (ii) by its nature can reasonably be expected to be considered Confidential Information by the receiving Party. The receiving Party will keep the Confidential Information of the disclosing Party confidential using at least the same degree of care with which the receiving Party holds its own confidential information (but in no event less than a reasonable degree of care).

13.2.

Exceptions. Confidential Information of a disclosing Party will not be subject to the non-disclosure obligations in this Article 13 (Confidentiality) to the extent that the receiving Party can demonstrate through competent evidence that such information:

(a)

was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving Party in breach of this Agreement;
(d)	was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or
(e)

was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

13.3.

Permitted Disclosure. Except as expressly provided otherwise in this Agreement or agreed by the Parties, the receiving Party may use and disclose Confidential Information of the disclosing Party solely as follows:

13.3.1.

as permitted by and in accordance with Section 13.4.2 (Securities Filings; Disclosure under by Applicable Law), to the U.S. Securities and Exchange Commission or any national securities exchange in any country (each, a “Securities Regulator”);

13.3.2.

in response to a valid order of a court of competent jurisdiction or other governmental authority or Regulatory Authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by applicable law; provided that, to the extent legally permissible, the receiving Party will provide prior written notice to the disclosing Party and provide the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court, governmental authority, or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued and redacted in accordance with the disclosing Party’s instruction; provided further that the Confidential Information disclosed in response to such court or governmental order or applicable law will be limited to that information which is legally required to be disclosed in response to such court or governmental order or applicable law;

13.3.3.

solely to the extent reasonably necessary to exercise such receiving Party’s rights to prosecute and maintain any Patent Rights for which it has a right under Section 10.2 (Prosecution and Maintenance); provided that the receiving Party will provide the disclosing Party with at least 60 days’ prior written notice of any such disclosure and take reasonable and lawful actions to avoid or minimize the degree of disclosure;

13.3.4.

to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission, or communication with respect to any Compound or Product; provided that the receiving Party will take reasonable measures to obtain confidential treatment of such information, to the extent such protection is available;

13.3.5.

disclosure (a) to any of its officers, employees, consultants, agents, advisors, or Affiliates who need to know such Confidential Information to perform on behalf of such Party under this Agreement; or (b) to any actual or potential collaborators, partners, licensees, Sublicensees, or contractors in connection with the Exploitation of Compounds or Products or otherwise to the extent necessary or useful for the receiving Party to exercise its rights or perform its obligations hereunder; provided that prior to any such disclosure ((a) or (b)) each such Person is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this Article 13 (Confidentiality) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that (i) in the case of prospective investment bankers, investors, lenders or other financial partners, the terms of confidentiality may be shortened to the customary period for the type and scope of such disclosure; provided, further, that, in each of clauses (a) and (b) of this Section 13.3.5 (Permitted Disclosure), the receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 13.3.5 (Permitted Disclosure) to treat such Confidential Information as required under this Article 13 (Confidentiality); and

13.3.6.

disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided that prior to any such disclosure, each such Person is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this Article 13 (Confidentiality) or by professional codes of conduct to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that the receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 13.3.6 (Permitted Disclosure) to treat such Confidential Information as required under this Article 13 (Confidentiality).

13.4.	Terms of this Agreement.
13.4.1.

Terms Confidential. The Parties agree that this Agreement and the terms hereof will be deemed to be Confidential Information of both GenFleet and Verastem, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 13.3 (Permitted Disclosure), Section 13.4.2 (Securities Filings; Disclosure under Applicable Law), or Section 13.5 (Press Releases), as applicable.

13.4.2.

Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or other Persons as may be required by applicable law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by applicable law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by applicable law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person pursuant to applicable law. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by applicable law as set forth in this Section 13.4.2 (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with this Section 13.4.2 (Securities Filings; Disclosure under Applicable Law), then the Party seeking to make such disclosure or its counsel, as the case may be, will incorporate such comments to the extent legally permissible.

13.5.	Press Releases.
13.5.1.

Joint Press Release. The Parties will issue a press release substantially in the form attached hereto as Schedule 13.5.1 (Form of Press Release) upon a mutually agreed-upon date after the Effective Date.

13.5.2.

GenFleet’s Rights. GenFleet and its Affiliates will not make any other press release or other public statement disclosing this Agreement, or the activities hereunder or thereunder, or the transactions contemplated by this Agreement, without Verastem’s prior written consent. The contents of any press release or other public statement that has been reviewed and approved by Verastem may be re-released by GenFleet or its Affiliates in exactly the same language as previously approved by Verastem without first obtaining Verastem’s prior written consent in accordance with this Section 13.5.2 (GenFleet’s Rights).

13.5.3.

Verastem’s Rights. Verastem will have the right to issue any press release or other public statement disclosing this Agreement, the activities under this Agreement or the transactions contemplated by this Agreement, or information or results related to the Licensed Compound or Licensed Products, without first obtaining the prior written consent of GenFleet; except that any press release or other public statement that names GenFleet or includes the Confidential Information of GenFleet would require the prior written consent of GenFleet. Without limiting the foregoing, the contents of any press release or other public statement that has been reviewed and approved by GenFleet may be re-released by Verastem or its Affiliates in exactly the same language as previously approved by Verastem or without first obtaining Verastem’s prior written consent in accordance with this Section 13.5.3 (Verastem’s Rights).

13.6.

Use of Names. Except as otherwise expressly set forth herein, and subject to Section 13.5 (Press Releases), neither Party (or any of its respective Affiliates) will use any corporate name or Trademark of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release, or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided that such consent will not be required to the extent use thereof may be required by applicable law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded. Each Party will retain all rights, title and interests in and to all such corporate names and Trademarks of such Party and its Affiliates.

13.7.

Publications. Within [***] following the Effective Date, the JSC will prepare a written joint publication strategy for the Licensed Compounds and Licensed Products in the Territory and Retained Territory (the “Joint Publication Strategy”). Either Party may propose updates to the Joint Publication Strategy at any time through the JSC; provided that until such update is agreed by the Parties, the status quo under the then- current Joint Publication Strategy will continue unless otherwise mutually agreed by the Parties in writing. During the Term and in accordance with the Joint Publication Strategy, (a) Verastem will have the sole and exclusive right to publish (whether through papers, oral presentations, abstracts, posters, manuscripts, or other presentations) with respect to the Development and Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory; and (b) GenFleet will have the sole and exclusive right to publish (whether through papers, oral presentations, abstracts, posters, manuscripts, or other presentations) with respect to the Development and Exploitation of the Licensed Compounds or Licensed Products in the Field in the Retained Territory. To the extent a Party has a right pursuant to this Section 13.7 (Publications) to make a publication, the publishing Party will provide the other Party an opportunity to review such publication to determine whether such publication contains the Confidential Information of such other Party. The publishing Party will deliver to the reviewing Party a copy of any such proposed publication (or, with respect to oral disclosures, an outline of the proposed oral disclosure, together with any slides or other materials to be provided in connection with such oral disclosure (if any)), at least [***] prior to submission for publication or presentation for review by the reviewing Party. The reviewing Party will have the right, in its sole discretion, to: (i) require the removal of its Confidential Information from any such publication by the publishing Party, or (ii) request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests such a delay, then the publishing Party will delay submission or presentation for a period of [***] after its provision of the copy of the proposed publication or disclosure to enable patent applications protecting the reviewing Party’s rights in such information. For clarity, patent applications and filings or correspondences with Regulatory Authorities will not constitute “publications” for purposes of this Section 13.7 (Publications).

ARTICLE 14

TERM AND TERMINATION

14.1.

Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 14 (Term and Termination), will continue until (a) if Verastem does not exercise any of its Options, the expiration of the Discovery Period, or (b) if Verastem exercises one or more of its Options, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).

14.2.

Termination at Will. Verastem will have the right for any or no reason to terminate this Agreement: (a) in its entirety; (b) in part on a Collaboration Program-by-Collaboration Program basis as set forth in Section 2.2.5 (Termination of an Option) or Licensed Program-by-Licensed Program basis; or (c) in part on a Licensed Product-by-Licensed Product and country-by-country basis, in each case ((a) – (c)) by providing 90 days prior written notice to GenFleet.

14.3.	Termination for Material Breach.
14.3.1.	Termination Right. This Agreement may be terminated by a Party (a) in its entirety, if there is a material breach of this Agreement by the other Party with respect to this Agreement as a whole, or

(b) in part on a Licensed Product-by-Licensed Product and country-by-country basis, if there is a material breach of this Agreement by the other Party with respect to a particular country or Licensed Product, in each case ((a) and (b)), following written notice (which notice will describe such material breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Agreement, in its entirety or in part) to the breaching Party if the breaching Party has not cured such material breach within 60 days after the date of such written notice (the “Cure Period”). In the event that a material breach is curable but the breaching Party demonstrates that such material breach cannot be reasonably cured within the Cure Period despite the breaching Party’s diligent efforts, then the breaching Party will be allowed to continue to cure such material breach using diligent efforts for an additional 60 days or such longer period as mutually agreed upon by the Parties.

14.3.2.

Disagreement as to Material Breach. Notwithstanding Section 14.3.1 (Termination Right), if the Parties in good faith disagree as to whether there has been a material breach of this Agreement, then: (a) the alleged breaching Party may contest the allegation by referring such matter, within [***] following its receipt of notice of the alleged material breach, for resolution in accordance with Article 15 (Dispute Resolution); (b) the relevant Cure Period with respect to such alleged material breach will be tolled from the date on which the alleged breaching Party notifies the other Party of such dispute in accordance with Article 15 (Dispute Resolution); and (c) during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in full force and effect and the Parties will continue to perform all of their respective obligations hereunder.

14.4.

Termination for Insolvency. In the event that either Party: (a) files for protection under the Bankruptcy Code or any similar bankruptcy or insolvency law, foreign or domestic; (b) makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors; (c) appoints an examiner of or a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within 60 days after such filing or appointment; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution, liquidation or winding up; (f) has a petition filed against it under the Bankruptcy Code or any similar bankruptcy or insolvency law that is not discharged or dismissed within 60 days of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the ordinary course (each, an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

14.5.	Verastem’s Alternative Remedy in Lieu of Termination.
14.5.1.

If during the Term, Verastem has the right to terminate this Agreement as described in Section 14.3 (Termination for Material Breach) or Section 14.4 (Termination for Insolvency), then in lieu of terminating this Agreement Verastem may, in its sole discretion, exercise an alternative remedy as follows, which GenFleet stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty:

(a)

Verastem may retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations; provided that (i) the then-unearned Pre-Option Development Milestone Payments, Development and Commercialization Milestone Payments, Sales Milestone Payments, royalty payments, and Sublicense Fees payable thereafter under this Agreement will be reduced by [***], effective from and after the delivery of the applicable notice of breach or insolvency, and (ii) Verastem’s obligations under Section 5.3.3 (Verastem Development Diligence Obligations) and Section 8.2 (Commercialization Diligence Obligations) will terminate; and

(b)

any Confidential Information of Verastem that is in GenFleet’s possession or control will be promptly returned to Verastem (or, as directed by Verastem, destroyed), and Verastem will be released from its ongoing disclosure and information exchange obligations under this Agreement following the date of such election.

14.5.2.

For the avoidance of doubt, except as set forth in this Section 14.5 (Verastem’s Alternative Remedy in Lieu of Termination), if Verastem exercises the alternative remedy set forth above in this Section 14.5 (Verastem’s Alternate Remedy in Lieu of Termination), then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement subsequently expires or terminates as described in this Article 14 (Term and Termination).

14.6.	Effects of Expiration or Termination.
14.6.1.	Licensed Rights.
(a)

Upon Expiration. Following the end of the Term for the applicable Collaboration Program or applicable Licensed Product in a country in the Territory by expiration (but  not  termination),  the  licenses  granted  to  Verastem  under Section 2.1 (Discovery Period License Grant) and Section 2.2.4(b) (License Grant to Verastem) will survive termination and become perpetual, irrevocable, fully paid-up, and royalty-free. Following such expiration, all rights and obligations of the Parties under this Agreement with respect to such Collaboration Program or Licensed Product and such country will cease except as otherwise set forth in this Section 14.6 (Effects of Expiration or Termination) or elsewhere in this Agreement. For clarity, such expiration will not affect the Parties’ rights and obligations under this Agreement with respect to other Collaboration Programs or Licensed Products or countries in the Territory for which this Agreement has not expired.

(b)

Upon Termination. Upon any termination of this Agreement with respect to any Collaboration  Program  that  has  been  terminated  pursuant  to Section 14.2 (Termination at Will), Terminated Product, or Terminated Country (as applicable), all rights and obligations of the Parties under this Agreement with respect to such terminated Collaboration Program, Terminated Product, and Terminated Country (as applicable) (including any licenses granted by a Party hereunder, except as necessary for the other Party to perform its surviving obligations hereunder) will cease except as otherwise set forth in this Section 14.6 (Effects  of  Expiration  or  Termination)  (including Section 14.6.2 (Sublicense Survival)) or elsewhere in this Agreement. For clarity, such termination will not affect the Parties’ rights and obligations under this Agreement with respect to other Collaboration Programs, Licensed Products, or countries in the Territory for which this Agreement has not terminated.

14.6.2.

Sublicense Survival. Upon termination of this Agreement in whole or in part, upon the request of any Sublicensee, GenFleet will enter into a direct license from GenFleet to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”); provided that such Sublicensee is not, at the time of such termination, in breach of its sublicense agreement. Under any such New License Agreement between GenFleet and such former Sublicensee, such Sublicensee will be required to pay to GenFleet the same amounts in consideration for such direct grant as GenFleet would have received from Verastem pursuant to this Agreement on account of such Sublicensee’s Exploitation of Licensed Compounds or Licensed Products had this Agreement not been terminated. Notwithstanding the foregoing, GenFleet will not be obligated to enter into a New License Agreement with a Sublicensee unless such Sublicensee notifies GenFleet within [***] after the termination of this Agreement that it wishes to enter into a New License Agreement.

14.6.3.

Return of Confidential Information. Upon the termination of this Agreement with respect to any Collaboration Program that has been terminated pursuant to Section 14.2 (Termination at Will), Terminated Product, or Terminated Country, the receiving Party will return (or, as directed by the disclosing Party, destroy) all Confidential Information of the disclosing Party to the disclosing Party that is related to such Terminated Product and Terminated Country that is in the receiving Party’s possession or control (other than any Confidential Information that is required for the receiving Party to continue to exercise its rights that survive termination of this Agreement); provided, however, that copies of such Confidential Information may be retained and stored by the receiving Party solely for the purpose of determining a Party’s obligations under this Agreement, subject to the non-disclosure and non-use obligations under Article 13 (Confidentiality) or as required by applicable law. Notwithstanding the foregoing, the receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the disclosing Party’s prior written consent or as required by applicable law.

14.6.4.

Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for Damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

14.6.5.

Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Article 1 (Definitions), Section 5.5 (Development Records), Section 6.8 (Remedial Actions), Section 9.4.1(c) (Invoicing and Payment of Pre-Option Development Milestone Payments) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 9.4.2(c) (Invoicing and Payment of Development and Commercialization Milestone Payments) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 9.4.3(c) (Invoicing and Payment of Sales Milestone Payments) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 9.5.4 (Invoicing and Payment of Royalties) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 9.6.3 (Invoicing and Payment of Sublicense Fee) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 9.7 (Payment Reports) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 9.9 (Records; Audit Rights) (solely for the time periods set forth therein), Section 9.10 (Taxes) (solely with respect to amounts that have become due and payable prior to the effective date of termination), Section 10.1 (Intellectual Property Ownership), Article 12 (Indemnification), Article 13 (Confidentiality) (solely for the time period set forth therein), Section 14.6 (Effects of Expiration or Termination), Section 15.2 (Arbitration), Section 15.4 (Injunctive Relief), and Article 16 (Miscellaneous). In addition, the other applicable provisions of Article 9 (Financials) will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations, or other payments incurred or accrued prior to the date of termination or expiration. All provisions not surviving in accordance with the foregoing will terminate upon expiration or termination of this Agreement and be of no further force and effect.

ARTICLE 15
DISPUTE RESOLUTION

15.1.

Resolution by Executive Officers. In the event of any dispute between the Parties under this Agreement (other than the matters that are subject to resolution by the JSC under Article 4 (Governance)), the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. If such dispute is not resolved on an informal basis within [***], then either Party may refer the matter to the Executive Officers of the Parties for attempted resolution, whereupon the Executive Officers will confer and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] period following such referral.

15.2.

Arbitration.  With the exception of legal actions, proceedings, or claims described in Section 15.4 (Injunctive Relief) and Section 15.3 (Patent Right and Trademark Disputes) below, any legal action or proceedings to resolve a dispute that was not resolved under Section 15.1 (Resolution by Executive Officers) shall be resolved through arbitration as follows:

15.2.1.

A Party may submit such dispute to arbitration by providing written notice to the other Party of such dispute. Within [***] days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [***]-day period, then the arbitrator shall be selected by the Singapore office of the American Arbitration Association-International Centre for Dispute Resolution (the “AAA- ICDR”). The arbitrator shall not be an Affiliate, employee, consultant, officer, director, or stockholder of any Party and shall not have worked for or with either Party in the five years preceding the selection of such arbitrator.

15.2.2.

The arbitration shall be governed by the International Arbitration Rules & Procedures of the International Centre for Dispute Resolution (“ICDR”), and unless otherwise mutually agreed by the Parties the arbitration shall be conducted by a single arbitrator.

15.2.3.

The arbitrator shall use his or her best efforts to rule within [***] after the completion of the hearing described in Section 15.2.2 (Arbitration). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. The arbitrator shall issue a reasoned opinion in writing and shall deliver such opinion to the Parties. The Parties agree that the arbitrator may engage one or more Experts to assist the arbitrator in making a decision, and the fees and expenses of such expert(s) shall be deemed expenses of the arbitration for purposes of Section 15.2.4 (Arbitration). The arbitrator shall seek to obtain the mutual agreement of the Parties regarding the selection of such Expert(s), but absent such agreement, the Expert(s) shall be selected by the arbitrator. For such purposes, an “Expert” means a disinterested individual who has expertise and experience with respect to the subject matter of dispute, as determined by the arbitrator. Neither the Expert nor any of the Expert’s former employers shall be or have been at any time an Affiliate, employee, officer or director of, or consultant for, either Party or any of its Affiliates.

15.2.4.

The arbitrator will be empowered to award Damages only to the extent of actual Damages suffered, and only to the extent consistent with Section 12.4 (Limitation of Liability), in each case, regardless of whether any such Damages are contained in a proposal. The arbitrator will not be authorized to reform, modify, or materially change this Agreement. Each Party will bear (a) its own costs and expenses and attorneys’ fees and (b) an equal share of the arbitrator’s fees and any administrative fees of arbitration, in each case, unless the arbitrator determines that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the arbitrators may make an award of all or any portion of such expenses (including attorneys’ fees and expenses) so incurred.

15.2.5.	Any arbitration pursuant to this Section 15.2 (Arbitration) shall be conducted in Singapore. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.
15.2.6.

Nothing in this Section 15.2 (Arbitration) shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

15.2.7.	Any award of the arbitrator may be entered in any court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.

15.3.

Patent Right and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Right or Trademark relating to a Licensed Product will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Right or Trademark were granted or arose.

15.4.

Injunctive Relief. Nothing in this Article 15 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding.

ARTICLE 16
MISCELLANEOUS

16.1.

Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as are set forth herein and therein. In the event of a conflict between this Agreement and a Supply Agreement, this Agreement will govern. In the event of a conflict between this Agreement and the Quality Agreement, this Agreement will govern, except that the Quality Agreement will govern with regards to quality matters. In the event of a conflict between this Agreement and the Pharmacovigilance Agreement, this Agreement will govern. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2.

Assignment. Except as provided in this Section 16.2 (Assignment), this Agreement may not be assigned or transferred, whether by operation of law or otherwise, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that, notwithstanding any provision in this Agreement to the contrary, either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to an Affiliate; or (b) to its successor in interest in a Change of Control transaction. Any attempted assignment not in accordance with this Section 16.2 (Assignment) will be null, void, and of no legal effect. Any permitted successor or assignee of rights or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). The terms of this Agreement will be binding upon, and will insure to the benefit of, the Parties and their respective successors and permitted assigns. In the event that a permitted assignment of this Agreement by a Party increases the tax liability of the other Party or any of its Affiliates over the amount of any taxes that otherwise would have been payable in the absence of such assignment, the assigning Party will reimburse the other Party for the amount of such increased tax liability.

16.3.

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than the obligation to pay any amounts when due) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including pandemics, acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, earthquakes or other acts of God, or any generally applicable action or inaction by any

Regulatory Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations despite the ongoing circumstances. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a force majeure for the purposes of this Agreement, even though the pandemic is ongoing, to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date.

16.4.

Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.4 (Notices), and will be deemed to have been given for all purposes: (a) when received, if hand- delivered or sent by a reputable international expedited delivery service, or (b) five Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 16.4 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to GenFleet:

GenFleet Therapeutics (Shanghai), Inc.

1206 Zhangjiang Road, Suite A

Pudong District, Shanghai, 201203, P. R. China

Attention: John Chen

Email: johnchen@genfleet.com

If to Verastem:

Verastem, Inc.

117 Kendrick St., Suite 500

Needham, MA 02494

Attention: Daniel Paterson, President and COO

Email: dpaterson@Verastem.com

With copies to (which will not constitute notice):

Ropes & Gray LLP

800 Boylston Street; Prudential Tower

Boston, MA 02199

Attention: Abigail Gregor

Email: Abigail.Gregor@ropesgray.com

16.5.

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article, Section, and Schedule in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article, Section, or Schedule.

16.6.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall” (and vice versa), (d) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals, and other written communications contemplated under this Agreement, (i) provisions that require that a Party or the Parties “agree”, “consent”, or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

16.7.

Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates; provided that such Party will remain primarily responsible to the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.8.

Language; Translations. All communications and notices to be made or given by one Party to the other Party pursuant to this Agreement and any dispute proceeding related to or arising hereunder, will be in the English language. If any data, information, documentation, or other materials required to be delivered by GenFleet to Verastem under this Agreement are not already in English, then, together with the original form, GenFleet will provide to Verastem a full certified English translation of such data, information, documentation, or other materials at GenFleet’s cost and expense. GenFleet will provide any data, information, documentation, or other materials required to be delivered by GenFleet to Verastem under this Agreement (a) in electronic format over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security or (b) in such other format as is requested by Verastem (including, if so requested, hard copies).

16.9.

Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.10.	Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the state of Delaware, without regard to its conflicts of law provisions.
16.11.

Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, then the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

16.12.

No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.13.

Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.14.

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[The remainder of the page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

VERASTEM, INC.		GENFLEET THERAPEUTICS (SHANGHAI), INC.

By:	/s/ Daniel Paterson	By:	/s/ Qiang Lu

Name:	Daniel Paterson	Name	Qiang Lu

Title:	President	Title:	Chairman of Board

[Signature Page to Collaboration and Option Agreement]

Schedule 1.15

Available Targets

[***]

Schedule 1.46

Discovery Development Plan

[***]

Schedule 1.69

GenFleet Patent Rights

[***]

Schedule 1.103

Option Data Package

[***]

Schedule 6.6.3

Access to Data: HGRAC

Data Transfer and Deliverables

[***]

Schedule 11.2

Exceptions to Representations and Warranties of GenFleet

None

Schedule 11.2.13

Existing In-Licenses

None

Schedule 13.5.1

Form of Press Release

[***]